EXHIBIT 2.1

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STOCK PURCHASE AGREEMENT
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BETWEEN and AMONG
HEICO ELECTRONIC TECHNOLOGIES CORP. (“BUYER”)

AEROANTENNA TECHNOLOGY, INC. (“COMPANY”)

YOSEF (JOSEPH) KLEIN,

CARMELA KLEIN,

CARMELA KLEIN, TRUSTEE OF THE CARMELA KLEIN EXEMPT TRUST UNDER THE YOSEF KLEIN 2008 IRREVOCABLE DELAWARE TRUST, DATED SEPTEMBER 5, 2008,

AND

YOSEF KLEIN, TRUSTEE OF THE CARMELA KLEIN 2010 IRREVOCABLE DELAWARE TRUST, DATED APRIL 1, 2010 (“SELLERS”)

AUGUST 17, 2017

i

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on August 17, 2017, between and among HEICO Electronic Technologies Corp., a Florida corporation (“Buyer”), AeroAntenna Technology, Inc., a California corporation (the “Company”) and Yosef (Joseph) Klein, individually and as the Sellers’ Representative, Carmela Klein, individually, Carmela Klein, Trustee of the Carmela Klein Exempt Trust under the Yosef Klein 2008 Irrevocable Delaware Trust, dated September 5, 2008, and Yosef Klein, Trustee of the Carmela Klein 2010 Irrevocable Delaware Trust, dated April 1, 2010 (together, the “Sellers”).
Preamble
A.    Sellers own all of the outstanding capital stock of the Company.
B.    Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company (the “Purchased Shares”), subject to the terms and conditions set forth in this Agreement.
AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.01    Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings specified below:

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Accounting Principles” means the generally accepted accounting principles for financial reporting, applied, on a basis consistent with the basis on which the Financial Statements and Target Working Capital were prepared as set forth on Schedule 1.1.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement.

“Balance Sheet” has the meaning set forth in Section 4.06(a).

“Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Benefit Program or Agreement” has the meaning set forth in Section 4.14(a).

“Business” means the design, development, manufacture, sale, and repair of high performance active antenna systems for agriculture, aviation, defense, marine, and industrial purposes.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Miami, Florida or Los Angeles, California, are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 4.15.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Earn-Out Notice” has the meaning set forth in Section 7.14.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meaning set forth in Section 10.02.

“Cap” has the meaning set forth in Schedule 1.
“Cash Balance” means the available balance of cash and cash equivalents held in the Deposit Accounts and checks of the Company at the opening of business on the Closing Date, less funds sufficient to pay all items which have been issued or ordered for payment against the Deposit Accounts but have not cleared the banking payment system.

“Change of Control Payments” means any change of control payments, retention payments or other similar payments (including the Transaction Bonuses and Retention Bonuses, if any), together with any and all Tax remittances of the Company related to such payments, which become due or are otherwise required to be paid by the Company as a result of the transactions contemplated by this Agreement pursuant to arrangements made by the Company prior to the Closing, including the payments to employees of the Company described in Schedule 4.04.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Debt Amounts” means with respect to the Company, any and all of the following (whether as obligor, guarantor, surety or otherwise) which accrue, bear, or were discounted for interest (a) indebtedness for borrowed money or any obligations evidenced by bonds, debentures, notes or other similar instruments, any bank overdrafts or any capitalized lease obligations, and all interest thereon and fees and other expenses related thereto (including, without limitation, any prepayment penalties, breakage fees or similar amounts relating to the prepayment and/or termination of such indebtedness), (b) obligations issued or assumed as the deferred purchase price of property or services (other than trade payables), and all interest thereon and fees and other expenses related thereto, (c) severance or other amounts payable to any employee terminated at or prior to Closing and all interest thereon and fees and other expenses related thereto, (d) liabilities relating to any unfunded or underfunded Plan, Benefit Program or Agreement, and all interest thereon and fees and other expenses related thereto, and (e) any amounts due under, related to, or which need to be paid in order to release or remedy any Encumbrances, or title defects, in the case of each of clauses (a), (b), (c) and (d), that (i) is owed to any Person by the Company or (ii) is secured by a Encumbrance on any Units, assets or any properties of the Company.
“Company Transaction Expenses” means all expenses of the Sellers incurred or to be incurred in connection with the preparation, negotiation, execution and consummation of this Agreement and the Closing, including fees and disbursements of attorneys, accountants, investment bankers, and other advisors and service providers, payable by Sellers and which have not been paid as of the Closing.
“Contracts” means and all legally binding contracts, agreements, franchises, understandings, arrangements, leases, licenses, mortgages, bonds, notes, guaranties, or undertakings (whether oral or written) to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound.

“Current Assets” accounts receivable, inventory and prepaid expenses determined in accordance with the Agreed Accounting Principles.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses determined in accordance with the Agreed Accounting Principles.

“Data Room” has the meaning set forth in Section 3.03(o).

“Deductible Amount” has the meaning set forth in Schedule 1.

“Discretionary Bonus Letter Agreement” means the letter agreements in the form of Exhibit C hereto, between the Company and the employees listed in Schedule 1.2.

“$” means the lawful currency of the United States.

“Early Trigger Earn-Out Transaction” has the meaning set forth in Section 7.14(d).

“Earn-Out Amount” means (i) Twenty Million Dollars ($20,000,000) if the Earn-Out Income is equal to or greater than the Earn-Out Income Target and (ii) Zero ($0), if the Earn-Out Income is less than the Earn-Out Income Target.

“Earn-Out Income” means the average annual EBITDA for the six years following the Closing.

“Earn-Out Income Target” has the meaning set forth in Schedule 1.

“Earn-Out Period” has the meaning set forth in Section 7.14(d).

“EBITDA” means the Company’s annual earnings before interest, income tax, depreciation, and amortization, computed in accordance with GAAP, provided that the determination of EBITDA shall exclude all Excluded Amounts.

“Enterprise Value” means the sales price received by Buyer in the event of an Early Trigger Earn-Out Transaction, minus all out-of-pocket fees and expenses incurred by Buyer or any Affiliate of Buyer in connection with such sale, including, without limitation, the reasonable fees and expenses of counsel, accountants, and financial advisors.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Amount” has the meaning set forth in Schedule 1.

“Encumbrance” means any lien, adverse claim, charge, security interest, encumbrance, mortgage, hypothec, prior claim, pledge, easement, servitude, conditional sale or other title retention agreement, right of first offer or first refusal, preemptive right, encroachment, voting agreement, defect in title or other restrictions governing the use, development, transfer, voting or exercise of the attributes of ownership.

“Excluded Amounts” means:

(a)    any general overhead or administrative expenses of HEICO Corporation or any of its other subsidiaries or Affiliates (other than the Company), and any other payments with respect to goods or services provided to the Company by HEICO Corporation or another of its subsidiaries or Affiliates, in each case, except to the extent that such expenses reflect actual costs and expenses of services or goods provided to the Company that are expensed in a manner not inconsistent with expenses charged by HEICO Corporation to its other subsidiaries or Affiliates and are on terms generally no less favorable to the Company than terms that would be expected from an unaffiliated third party;

(b)    any other expenses paid to HEICO Corporation or any of its subsidiaries or Affiliates to the extent they are on terms less favorable to the Company than terms that would be expected from an unaffiliated third party;

(c)    any Purchase Price Adjustments paid to the Sellers;

(d)    any expense related to Losses incurred by the Company, which were actually reimbursed to the Company or Buyer pursuant to the indemnification obligations set forth herein; and

(e)    any costs or expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, including legal, accounting expenses (including any of the foregoing relating to the preparation, calculation or determination of the Closing Date Balance Sheet and/or the Earn-Out Income, and any fees paid to or incurred by the Company’s accountants in connection with the foregoing).

“Financial Statements” has the meaning set forth in Section 4.06(a).

“Fraud” means (a) a concealment of a material fact or (b) a misrepresentation of a material fact that is made with knowledge of its falsity or in reckless disregard of its truth or falsity and with the intent to deceive another and that is reasonably relied on by the other who is injured thereby.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Gain on Sale” has the meaning set forth in Section 7.14(d).

“Gain on Sale Notice” has the meaning set forth in Section 7.14(d).

“Government Official” means any officer or employee of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity (whether elected, appointed or otherwise) for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations, or orders of such authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) a trust, the trust indenture or trust agreement, or similar document governing the assets of the trust and authority of the trustee(s), (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.
“Indebtedness” means, with respect to any Person, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness for borrowed money of any other Person guaranteed in any manner by such Person; and (iii) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, as obligor or guarantor.

“Intangible Rights” means any and all foreign and domestic patents, patent rights, trademarks, service marks, trade names, slogans, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration), information, know-how, Trade Secrets, domain names and addresses, internet addresses, Confidential Information, computer software and licenses, formulae, designs and drawings, quality control data, methods, processes (whether secret or not), inventions and other similar know-how, rights or intangible properties that are necessary or used by the Company for ownership, management or operation of their properties and the conduct of the Business and all variants of the foregoing.

“Inventory” means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Losses” means any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, Taxes, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements) actually incurred by a Claiming Party, but excluding special, unforeseen, exemplary, punitive, incidental, consequential damages, or any damages based on loss of profits or diminution in value (unless such damages are payable to a third party including a Governmental Authority, but excluding an Affiliate of any party to this Agreement).

“Material Consents” means the written consent(s) of The Boeing Company in accordance with the terms of (i) Strategic Agreement No. 16MC002 and (ii) General Terms Agreement GTA-65-CD2-2098.

“Material Contracts” has the meaning set forth in Section 4.09.

“Permits” has the meaning set forth in Section 4.13(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Prime Rate” means the prime rate of interest reported from time to time in The Wall Street Journal; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means each product, repair process, Software or service under development, developed, manufactured, licensed, distributed, performed, or sold by the Company (or any Affiliate thereof with respect to the Business) at any time and any other products in which the Company (or any Affiliate thereof with respect to the Business) has or had any proprietary rights or beneficial interest.

“Properties” means any and all properties and assets (real, personal or mixed, tangible, intangible or otherwise) owned or used by the Company.

“Purchase Price” has the meaning set forth in Section 2.02.

“Related Party” means any Affiliate of the Company or Sellers, or, any officer, director, manager, shareholder, member or employee of the Company, Sellers or any of their respective Affiliates.

“Representative” means, with respect to any Person, any and all directors, officers, managers, members, trustees, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Retention Bonus” has the meaning set forth in the Discretionary Bonus Letter Agreement.

“Software” means all computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form

“Sellers’ Knowledge” means the actual knowledge of Yosef (Joseph) Klein or Carmela Klein, after due inquiry of the Knowledge Persons regarding the accuracy of such fact, matter or circumstance.

“Sellers’ Representative” means Yosef (Joseph) Klein.

“Settlement Accountants” has the meaning set forth in Section 2.03(d).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Target Working Capital” has the meaning set forth in Schedule 1.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions, or penalties with respect to this Agreement and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed with respect to Taxes, including any schedule or attachment to this Agreement, and including any amendment thereof.

“Transaction Bonus” has the meaning set forth in the Discretionary Bonus Letter Agreement.

“Trusts” means the Carmela Klein Exempt Trust under the Yosef Klein 2008 Irrevocable Delaware Trust, dated September 5, 2008, and the Carmela Klein 2010 Irrevocable Delaware Trust, dated April 1, 2010

“Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, excluding all cash, debt related items and any deferred revenue, determined as of the close of business on the Closing Date.

ARTICLE II
PURCHASE AND SALE

(a)Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Sellers will sell, assign, transfer, convey, and deliver to the Buyer all right, title, and interest in and to the Purchased Shares, and the Buyer will purchase, acquire, and accept delivery from Sellers the Purchased Shares, in consideration for the payment by the Buyer of the Purchase Price set forth in Section 2.02. All of the Purchased Shares will be sold, assigned, transferred, conveyed, and delivered by Sellers to the Buyer at the Closing, free and clear of all Encumbrances.

2.02    Payment for Purchased Shares.

(a)    As payment for the Purchased Shares being acquired by Buyer hereunder and subject to the adjustments described in Section 2.03 and any other post-Closing adjustments set forth herein, Buyer shall pay Sellers, in proportion to their respective ownership of the shares of common stock of the Company, as specified in Schedule 4.03, an amount equal to Three Hundred Sixteen Million Five Hundred Thousand Dollars ($316,500,000.00), plus the Earn-Out Amount (the “Purchase Price”).
(b)At the Closing, Buyer shall pay to Sellers (which amount shall be paid by wire transfer of immediately available funds to an account designated by each Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date), an aggregate amount equal to the following (the “Net Purchase Price”):

1.	$316,500,000; plus

2.	Cash Balance; minus

3.	the Escrow Amount; minus

4.	Company Debt Amount, if any; minus

5.	all Change of Control Payments, if any; minus

6.	all Company Transaction Expenses.
(c)The Earn-Out Amount shall be paid as finally determined in accordance with Section 7.14.
(d)Buyer shall cause the Company to pay any Change of Control Payments which are due after the Closing ("Subsequent Payments"). If any Subsequent Payment is not made to the proposed recipient by the Company for any reason, then Buyer shall pay the amount of such Subsequent Payment to the Sellers, in proportion to their respective ownership of the shares of common stock of the Company, within five Business Days after the date on which the Company determines not to make such Subsequent Payment to the proposed recipient. Such payment shall be made by wire transfer of immediately available funds to an account designated by each Seller to Buyer in writing.

a.	Purchase Price Adjustment.
(a)    The Purchase Price shall be reduced or increased (the “Purchase Price Adjustment”) by either (i) adding the excess, if any, of the Working Capital immediately prior to the Closing over the Target Working Capital, or (y) subtracting the excess, if any, of the Target Working Capital over the Working Capital immediately prior to the Closing.
(b)    As soon as practical (and in no event later than sixty (60) days after the Closing Date), Sellers’ Representative shall cause to be prepared and delivered to Buyer (i) an accurate, true and complete balance sheet for the Business dated as of the Closing Date (the “Closing Date Balance Sheet”), which Closing Date Balance Sheet shall indicate the Working Capital immediately prior to the Closing, and (ii) an accurate, true and complete calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation. The Closing Date Balance Sheet shall be prepared in accordance with the Agreed Accounting Principles. Buyer and its accountants shall be entitled to review the Closing Date Balance Sheet, the calculations of the Purchase Price Adjustment, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet prepared by the Sellers’

Representative or his accountants. Buyer shall provide Sellers’ Representative and their accountants with access, upon reasonable notice and during normal business hours, to Buyer’s work papers, books and records, accountants and personnel to the extent related to the preparation of the Closing Date Balance Sheet and the determination of the Purchase Price Adjustment.
(c)    The Purchase Price Adjustment, if any, will be paid by the Sellers or Buyer, as the case may be, within sixty (60) days of the final determination of the Purchase Price Adjustment in accordance with Sections 2.03(b) and 2.03(d). Any Purchase Price Adjustment payable by a party shall be paid to the appropriate party in cash; provided that Buyer shall have the option, but not the obligation, to set-off any amounts owed to Buyer against the Escrow Amount to the extent thereof and if Buyer exercises such option and the amounts owed to Buyer exceed the Escrow Amount, then the excess shall be paid by the Sellers in cash within the time period provided in this Section 2.03(c). Any disputes with respect to the calculation of any Purchase Price Adjustment shall be resolved in accordance with the procedures contemplated by Section 2.03(d).
(d)    The following clauses (i) and (ii) set forth the procedures for resolving disputes among the parties with respect to the determination of the Purchase Price Adjustment:
a.Within sixty (60) days after delivery to Buyer of Sellers’ Representative’s calculation of the Purchase Price Adjustment, including such schedules and data as may be appropriate to support such calculation, pursuant to this Section 2.03, Buyer may deliver to Sellers’ Representative a written report (a “Buyer’s Report”) prepared by Buyer advising the Sellers’ Representative that Buyer (A) agrees with the Sellers’ Representative’s calculations of the Purchase Price Adjustment, or (B) deems that one or more adjustments are required. If the Sellers’ Representative shall concur with the adjustments proposed by Buyer, or if the Sellers’ Representative shall not object thereto in a writing delivered to the Buyer within thirty (30) days after receipt of the Buyer’s Report, the calculations of the Purchase Price Adjustment set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge, or adjustment, absent fraud. If Buyer shall concur with the Sellers’ Representative’s calculation of the Purchase Price Adjustment or if Buyer does not submit a Buyer’s Report within the thirty (30) day period provided herein, then the Purchase Price Adjustment as calculated by Sellers’ Representative shall become final and shall not be subject to further review, challenge, or adjustment, absent fraud.
b.In the event that a Buyer’s Report is issued in accordance with the terms of subsection (i) above and the parties are unable to resolve the disagreements set forth in such report within thirty (30) days after the date of Buyer’s Report, then such disagreements shall be referred to the accounting firm selected by mutual agreement of Buyer and Sellers’ Representative (the “Settlement Accountants”). In resolving such disagreements, the Settlement Accountants shall act as an expert and not as an arbitrator and shall apply provisions of this Agreement concerning solely the determination of the amount set forth in the Buyer’s Report on which Buyer and Sellers’ Representative have not agreed. Further, the Settlement Accountants may not assign a value to any disputed item that is greater than the greatest value claimed by Buyer or Sellers’ Representative at the time the Settlement Accountants are retained or less than the smallest value claimed for the item by Buyer or Sellers’ Representative at such time. The determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge, or adjustment, absent fraud. The Settlement Accountants shall use their best efforts to reach a determination not more than forty- five (45) days after such referral. The costs and expenses of the services of the Settlement Accountants shall be paid by Sellers if (A) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from the determinations set forth in Buyer’s Report, is more than (B) the difference between (i) the Purchase Price Adjustment resulting from the determinations of the Settlement Accountants, and (ii) the Purchase Price Adjustment resulting from Sellers’ Representative’s calculations of the Purchase Price Adjustment; otherwise, such costs and expenses of the Settlement Accountants shall be paid by the Buyer.
ARTICLE III
CLOSING

3.01    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall at the offices of Buyer, 825 Brickell Bay Drive, Suite 1644, Miami, Florida 33131, on the third (3rd) Business Day following the date on which each of the conditions set forth in Article VIII is satisfied or waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other date, time and place (including remotely via the exchange of executed documents and other deliverables by PDF) as shall be agreed upon by Buyer and Sellers. The date on and time at which the Closing is actually held is referred to herein as the “Closing Date.”

3.02    Payments on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing:

(a)    Buyer shall pay to Sellers, an amount equal to the Net Purchase Price;
(b)    Buyer shall remit to the Escrow Agent, an amount equal to the Escrow Amount;
(c)    Buyer shall, on behalf of the Company, repay in full the Company Debt Amount, to the extent set forth in any Payoff Letter deliver to Buyer pursuant to Section 3.03;
(d)    Buyer shall, on behalf of the Company, pay to each person to whom any Change of Control Payment is owed, an amount equal to the full amount so owed; and
(e)    Buyer shall, on behalf of Sellers or the Company, pay to each person to whom any Company Transaction Expenses is owed, an amount equal to the full amount so owed, as provided in Section 3.03.

3.03    Sellers’ Closing Deliverables. At or prior to the Closing Date, Sellers’ shall deliver (or cause to be delivered) to Buyer all of the following:
(a)for each Trust a copy of the trust agreement, together with the opinions of (i) Venable LLP and (ii) Gordon, Fournaris & Mammarella, P.A., each as special legal counsel to the Trusts, in the forms of composite Schedule 3.03(a) attached hereto;
(b)for the Company, a copy of the articles of incorporation of the Company certified within fifteen (15) Business Days prior to the Closing Date by the Secretary of State of California;
(c)for the Company, a certificate of good standing (or equivalent certificate issued in the applicable jurisdiction) of the Company issued within 10 Business Days prior to the Closing Date by the Secretary of State (or other applicable authority) of California;
(d)a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the articles of incorporation of the Company since the date of the certified articles delivered to Buyer pursuant to Section 3.03(a); (ii) the bylaws of the Company in effect as of the Closing Date; and (iii) the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and any ancillary agreement to which the Company is a party and the transactions contemplated hereby and thereby;
(e)the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of the Company, other than those listed in Schedule 3.02(e) and as otherwise identified by Buyer in writing not less than fifteen (15) Business Days prior to the Closing Date;
(f)the certificates representing the Purchased Shares (to the extent certificated), duly endorsed to Buyer or accompanied by duly executed stock powers or other appropriate instruments of assignment and transfer with respect to uncertificated Purchased Shares, in form and substance reasonably satisfactory to Buyer, in proper form for transfer to Buyer;
(g)original share register of the Company;
(h)a pay-off letter from each Person or Persons, if any, to whom any amounts of Company Debt Amount which is to be paid at the Closing, accompanied by releases of all Encumbrances upon the assets of the Company with respect to any Company Debt Amount;
(i)the Escrow Agreement in substantially the form attached as Exhibit A hereto (the “Escrow Agreement”);
(j)a certificate of the Company’s non-foreign status for purposes of sections 897 and 1445 of the Code;
(k)the Material Consents;
(l)the Real Estate Lease in substantially the form attached as Exhibit B hereto;
(m)For purposes of making the Section 338(h)(10) Election (as hereinafter defined), each Seller shall have executed and delivered to Buyer two copies of IRS Form 8023 (or successor form) and any applicable similar forms required by state or local law (“Form 8023”);

(n)Release agreements in form and substance reasonably acceptable to Buyer with respect to all inter-company agreements, payables and receivables (each, a “Release Agreement”);
(o)a compact disc (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by on behalf of the Sellers as of Closing (the “Data Room”);
(p)evidence, reasonably satisfactory to Buyer, that resolutions appropriate to freeze and initiate the process to terminate the Company’s 401(k) Plan (the “401(k) Plan”) have been duly adopted;
(q)possession of all originals and copies of agreements, instruments, documents, deeds, accounts, ledgers, books, records, all design data and drawings, files and other data and information within the possession of the Company or the Sellers pertaining to the Company, whether in paper or electronic form (collectively, the “Records”); provided, however, that (1) Sellers may retain one (A) copy of any Records that Sellers are reasonably likely to need for complying with Laws; and (B) copies of any Records that in the reasonable opinion of Sellers will be required in connection with the performance of Sellers’ obligations hereunder, and (2) delivery of possession as required by this Section will be deemed satisfied by the retention of the Records at the physical locations of the Company;
(r)a statement from each Person to whom any Company Transaction Expenses are owed as to the amount of such Company Transaction Expenses;
(s)evidence, reasonably satisfactory to Buyer, that the patents and patent applications listed in Schedule 3.03(s) have been duly assigned to the Company;
(t)a statement from each Person to whom any Change of Control Payment (other than a Transaction Bonus or a Retention Bonus) is owed as to the amount thereof;
(u)counterparts of the Discretionary Bonus Letter Agreements; and
(v)other customary certificates, instruments, receipts and other documents reasonably requested by Buyer or its counsel.
3.04    Buyer’s Closing Deliverables.
(a)Escrow Agreement;
(b)Real Estate Lease;
(c)For purposes of making the Section 338(h)(10) Election (as hereinafter defined), Buyer shall have countersigned and delivered to the Sellers’ Representative the Form 8023; and
(d)such certificates as to incumbency, as to the correctness of representations and warranties and the performance of covenants, as to corporate actions, as to corporate documents, as to good standing and otherwise as Sellers shall have reasonably requested.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Seller hereby jointly and severally represents and warrants to the Buyer that:
4.01    Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the State of California and has the power to own, manage, lease and hold its properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; the Company is qualified as a foreign corporation in the jurisdictions in Schedule 4.01 attached hereto.
4.02    Authority, Approval and Enforceability. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company, and the Company has all requisite power, legal capacity and authority to execute and deliver this Agreement and all Ancillary Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and to perform its respective obligations hereunder and under the Ancillary Agreements. This Agreement and each Ancillary Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
4.03    Capitalization. The Company’s authorized and outstanding equity interests are as set forth on the attached Schedule 4.03. Schedule 4.03 sets forth the names of the holders of record of all shares of the Company’s issued and outstanding equity interests and the number of shares held by each such holder. All of the issued and outstanding shares of the Company are duly authorized, have been validly issued and are fully paid and nonassessable. Except for the Purchased Shares, there are no shares or other equity securities of the Company issued, reserved for issuance or outstanding. The Purchased Shares were issued in compliance with applicable securities laws or exemptions therefrom and are not subject to preemptive rights. There are no outstanding options, warrants, rights to subscribe to, purchase (or repurchase) rights, conversion rights, phantom equity rights, equity appreciation rights, redemption rights, calls or commitments made by the Company relating to any shares or other securities issued by the Company containing any equity features, or Contracts by which the Company is bound to issue additional shares or other equity securities, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company relating to any shares or other equity securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any Company shareholder matter. The Company is not a party to, and there is not, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, whether or not the Company is a party thereto, with respect to the purchase, sale or voting of any capital stock of the Company or any securities convertible into or exchangeable or exercisable for any capital stock of the Company.
4.04    No Conflicts; Consents. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not: (a) result in a violation or breach of any provision of the Governing Documents of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Schedule 4.04, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of any Material Contract; (d) result in the creation of any Encumbrance or charge on any Properties of the Company or either Seller; or (e) except as set forth in Schedule 4.04, require the Company or any Seller to make any payment or other compensation to any officer, director, employee, consultant, or agent of the Company or any Seller due to the sale of the Purchased Shares, including without limitation, (x) any payment which could constitute a “parachute payment” within the meaning of Section 280G of the Code or (y) otherwise in the nature of a change-in-control payment (a “Change of Control Payment”). No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, or waiver from, any Governmental Authority is required with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except for such filings under the HSR Act or listed in Schedule 4.04.
4.05    Subsidiaries. The Company does not own any equity interests in any other corporation, partnership, limited liability company, joint venture, or other entity.
4.06    Financial Statements.
(a)    Attached hereto as Schedule 4.06(a) are true and complete copies of the unaudited balance sheets of the Company as of December 31, 2014, December 31, 2015, and December 31, 2016 and the related statements of income and consolidated income for the fiscal years then ended and unaudited balance sheet for the five months ended May 31, 2017 and the related statement of income for the period then ended (collectively, the “Financial Statements”). All of such Financial Statements fairly present the financial condition, results of operations and cash flows of the Company for the dates or periods indicated thereon. All of such Financial Statements have been prepared in accordance with the Agreed Accounting Principles, applied on a consistent basis throughout the periods indicated, except that the interim financial statements are subject to normal year-end adjustments (which will not be material) and lack footnotes. The balance sheet of the Company as of May 31, 2017, is referred to in this Agreement as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(b)    Except for (i) the liabilities reflected on the Balance Sheet included with the Financial Statements, (ii) trade accounts payables and accrued expenses incurred since the date of the Balance Sheet, (iii) executory contract obligations under (x) Contracts listed on Schedule 4.06(b), and/or (y) Contracts not required to be listed on Schedule 4.09(a), and (iv) the liabilities set forth in Schedule 4.06(b), the Company does not have any liabilities or obligations of any nature required to be reflected or reserved against in a balance sheet in accordance with GAAP. The Company is current in the payment and performance of all of its respective debts, liabilities and obligations. The Company does not have any liabilities or obligations of any nature, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP, as guarantors of Sellers (or any of their Affiliates), in connection with any act or omission of any such Person. None of the Sellers nor any of their Affiliates (other than the Company) have any liabilities or obligations of any nature (whether accrued, absolute or contingent and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP) related to the Business.
(c)    Sellers have delivered or caused to be delivered to Buyer a true, correct and complete aging schedule of all accounts receivable of the Company, as of the business day prior to the Closing Date. Except as otherwise set forth in Schedule 4.06(c), the accounts receivable reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold and delivered or performed, as the case may be, to the account obligors and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services other than warranty services (which have been fully reserved against in the Closing Date Balance Sheet) are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Such accounts receivable are current or collectable, except to the extent of any bad debt reserve reflected on the Closing Date Balance Sheet. Except as set forth in Schedule 4.06(c), no such account receivable has been assigned or pledged to any other Person.
(d)    Sellers have delivered or caused to be delivered to Buyer a true, correct and complete list of all Inventories of the Company as of the Balance Sheet Date. Except as otherwise set forth in Schedule 4.06(d), the Company’s Inventory is valued on the Company’s books of account in accordance with the Agreed Accounting Principles at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with the Agreed Accounting Principles. Furthermore, except as set forth in Schedule 4.06(d), none of the Company’s Inventory as of the Closing Date is held on assignment or consignment.
(e)    Except as otherwise set forth in Schedule 4.06(e), the Company’s revenues or currently booked orders by customers are not, and were not since January 1, 2014, subject to any set-aside, small, minority or disadvantaged business program (collectively, “Set Aside Programs”).
(f)    Schedule 4.06(f) identifies all personal loans made by the Company to or for any shareholder, member, manager, officer, or director of any such entity.
(g)    The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with the Agreed Accounting Principles and to maintain accountability for its assets, and (C) access to the Company's assets is permitted only in accordance with management’s authorization. To the Sellers' Knowledge, there is not (x) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, and summarize its consolidated financial data or any material weaknesses in internal controls, or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since the Balance Sheet Date, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
4.07    Absence of Certain Changes, Events and Conditions.
a.Except as expressly contemplated by this Agreement or as set forth on Schedule 4.07(a), since December 31, 2016, there has not been:

(i)    any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company or the Business;
1.any material change in the Company’s or the Business’ sales patterns, pricing policies, accounts receivable or accounts payable;
2.any material changes in the customary methods of operation of the Company or the Business or the manner in which the Business or the Company are conducted;

3.any material change in the relationships between the Company on the one hand and any joint venture partners, licensors, licensees, lessors, insurers or other Persons (other than those described in Section 4.18) with whom the Company has material business relationships; or
4.any agreement or commitment to do any of the foregoing.
i.    [reserved].
ii.    Without further limiting the generality of the foregoing, except as otherwise set forth in Schedule 4.07(c), since December 31, 2016, the Company has not done any of the following:
1.merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;
2.purchased any securities of any Person;
3.made any loan or advance to, or any investment in, any Person;
4.entered into, amended or terminated (or suffered the expiration or non-renewal of) any Material Contract;
5.sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business (it being understood that any of same with respect to Intangible Rights shall be deemed outside the ordinary course of business), or (ii) pursuant to any agreement specified in Schedule 4.07(c)(v); or disposed of or permitted to lapse any material Intangible Right;
6.settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;
7.incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $100,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 4.07(c)(vii);
8.maintained its books of account other than in the usual, regular and ordinary manner in accordance with the Agreed Accounting Principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under the Agreed Accounting Principles;
9.(A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;
10.engaged in any one or more activities or transactions with any Seller, or any Affiliate of any Seller or of the Company;
11.amended any of its Governing Documents;
12.made any material Tax election, adopted any method in the preparation of any Tax Return that is inconsistent with the methods used in preparing similar Tax Returns, or settled or compromised any material Tax liability; or
13.committed to do any of the foregoing.
4.08    Title to and Condition of Assets; Real Property.
a.The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, or with respect to leased properties and assets, valid leasehold or subleasehold interests therein, free and clear of all Encumbrances. Except as set forth in Schedule 4.08(a), the personal property and equipment of the Company and all other tangible property that is used in the operation of its respective business is in good operating condition and repair, subject to normal wear and tear, are adequate and suitable in all respects for the uses to which they are being put and the operation of such businesses.

b.The Company has never owned any real property or buildings.

1.    Schedule 4.08(c) contains a list of all active leases, land leases, licenses or similar agreements relating to the Company’s use or occupancy of real estate owned by any other party (each, a “Leased Premises”) (the “Leases”), true and correct copies of which have previously been furnished to Buyer. Except as set forth on Schedule 4.08(c), no Affiliate of the Company is a party to any Lease. With respect to each of the Leased Premises:
1.the Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease;
2.no event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases;
3.neither the Company nor its Affiliates, agents or employees has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any of the Leases;

4.there are no outstanding options or rights of first refusal or similar rights to purchase any of the Leased Premises or any portion thereof or interest therein granted by the Company or the owner of the real property and building on and in which the Leased Premises exist;
5.to Sellers' Knowledge, all facilities located on each of the Leased Premises have received all approvals of Governmental Authorities (including licenses and Permits) required to comply in all material respects with applicable laws, ordinances, rules and regulations;
6.Sellers have not received any written notice of any pending or threatened condemnation proceedings, suits or administrative actions relating to the Leased Premises or other matters affecting adversely the current use or occupancy thereof;
7.no materials have been furnished to the Company which have not been paid for and might give rise to mechanics’, materialman’s or other Encumbrances against the Leased Premises that may affect the Company’s leasehold interest therein;
8.[reserved];
9.the Company has not assigned, mortgaged, pledged or otherwise encumbered its interest under any Lease;
10.the Company has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof; and
11.in the event that the Leased Premises are subject to any mortgage, deed of trust or other lien which has priority over any Lease held by the Company, the holder of such lien has entered into a valid, binding and enforceable non-disturbance agreement in favor of the Company pursuant to which the Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder.

4.09	Material Contracts.

i.Except as otherwise set forth in Schedule 4.09(a), the Company is not party to or bound by any of the following, whether written or oral (each a, “Material Contract” and collectively, the “Material Contracts”):
1.any Contract in excess of $500,000 that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

2.any Contract or legally binding commitment for capital expenditures by the Company in excess of $100,000 per calendar quarter in the aggregate, or which could reasonably be expected to result in the receipt or payment by the Company of $100,000 or more in any calendar quarter;
3.any lease or license with respect to any personal property, or license with respect to real property, whether as lessor, leassee, tenant, licensor or licensee;
4.any agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties, other than credit card debt or expenses occurred in the ordinary course of business;
5.any partnership, joint venture or any similar agreement;
6.any Contract with any Affiliate and/or Affiliate of any Seller relating to the provision of goods or services by or to the Company;
7.any agreement for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $100,000;
8.any agreement (including, but not limited to, non-compete, non-solicitation and restrictive covenant agreements) that purports to limit the Company (or any of its employees’ or independent contractors’) freedom to compete and engage in business freely in any line of business or in any geographic area;
9.any agreement, statement of work or other arrangement with any customer which involves anticipated future revenues, in any fiscal year, of at least $500,000;
10.any preferential purchase right, right of first refusal, or similar agreement;
11.any Contract providing for the indemnification by the Company of any Person, other than indemnity in favor of customers of the Company included within contracts for the sale of Products in the ordinary course of business;
12.any Contract containing exclusivity or “most-favored-nations” provisions; or
13.any Contract providing for severance payments in excess of $50,000.
True, correct and complete copies of each written Contract listed on Schedule 4.09(a) have been delivered to or made available to the Buyer (including all modifications, amendments and supplements thereto and waivers thereunder.

(b)    All Material Contracts are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any material respect, except as disclosed in Schedule 4.09(b). Neither the Company, nor to the Knowledge of Sellers, any other party is in breach of any of the terms or covenants of any Material Contract.
(c)    Except as set forth in Schedule 4.09(c), the Company is not party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.
(d)    Except as set forth in Schedule 4.09(d), no Affiliate of the Company is a party to any Contract relating to the Business. Each Contract of the Company relates solely to the Business (and not to any other business in which the Sellers or any of their Affiliates may be engaged).
(e)    Except as set forth on Schedule 4.09(e), neither the Company nor any of their Affiliates is a party to any Contract relating to the Business which restricts its right or any of the Company’s employees to compete in any way with any other Person, or which contains any exclusivity, non-compete or other provisions prohibiting or limiting in any manner whatsoever its ability or any of its employees to engage in any line of business, to compete with any Person, or to obtain from, or provide to, any Person any products or services.
4.10    Intangible Rights.
a.Schedule 4.10(a) is a list and description of patents, trademarks, service marks and copyrights owned, used, licensed or controlled by the Company (or otherwise reasonably necessary for the operation of the Business as currently conducted) and all goodwill associated therewith. The Company owns or has the unrestricted right to use all of the Company’s Intangible Rights owned by the Company.
b.Schedule 4.10(b) contains (i) a list of all Software used by, owned by, or licensed by the Company (including all license numbers as applicable) for the operation of the Business (including all revisions to such Software), (ii) the number of “seats” paid for, and (iii) number of users per Software license.
c.Except as set forth on Schedule 4.10(c), (i) no royalties, honoraria or fees are payable by the Company or any of its Affiliates thereof to any Person by reason of ownership or use of any of the Intangible Rights or Software used by the Company; (ii) neither the Company nor its Affiliates has received any notice that it is, in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and, neither the use of the Intangible Rights nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others; (iii) neither the Company nor its Affiliates have made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein; (iv)  the Intangible Rights and the Software include all intellectual property rights necessary for the Company to lawfully conduct the business as presently being conducted; (v) no interest in any of the Intangible Rights used by the Company has been assigned, transferred, licensed or sublicensed by the Company to any Person; (vi) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.10(c) and were duly made and remain in full force and effect, and no loss or expiration of the item is pending, or, to Sellers' Knowledge, threatened (except for patents expiring at the end of their statutory terms); (vii) to Sellers' Knowledge, there has not been any act or failure to act by the Company or any of its Affiliates, members, managers, directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible

Rights material to the business of the Company or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights material to the business of the Company; and (viii) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has exercised commercially reasonable care to prevent such information from being disclosed. With respect to any Intangible Right that any third party owns and that the Business or the Company uses pursuant to license, sublicense, agreement, or permission, the Company, rather than the Sellers or any of their Affiliates, is the party thereto. With respect to any Intangible Right or Software that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission (other than off-the-shelf commercial software), the Company has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date), and: (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) The Company is not, and to the Sellers' Knowledge, no other party to the license, sublicense, agreement, or permission is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or permit termination, modification, or acceleration thereunder by the other party thereto; (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and (D) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.
d. Except as disclosed on Schedule 4.10(d), neither the Company nor, to Sellers' Knowledge, any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company and included in any Products (“Company Source Code”). Schedule 4.10(d) lists all Products that are or contains open source software or software that is distributed under a licensing or distribution model that requires, as a condition of use, modification and/or distribution of such software (or other software incorporated into, derived from or distributed with such software) that the software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge (including but not limited to the GNU General Public License) that (i) the Company licenses to a third party in connection with the Business; (ii) the Company provides on a software-as-a-service or similar basis in connection with the Business; or (iii) is otherwise incorporated into, combined with, or distributed in conjunction with any Products in connection with the Business (collectively, “Incorporated Open Source Software”) and identifies the software and the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software with or in any Products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any obligation to disclose or distribute any Company Source Code in source code form, to license any such Company Source Code or other Intangible Rights owned by the Company for the purpose of making derivative works, or to distribute any such Company Source Code owned by the Company without charge.
4.11    Insurance. Schedule 4.11 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, commercial liability, products liability, workers’ compensation and vehicular) presently in effect that relate to the Company and its properties. To Sellers' Knowledge, such policies are sufficient for compliance by the Company with all applicable material Permits, Laws and Contracts. None of the insurance carriers has indicated, in writing, to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.11 will not be available in the future on substantially the same terms as currently in effect. The Company does not have any claim pending or anticipated against any of its insurance carriers under any of such policies. During the prior five (5) years, (i) all notices required to have been given by the Company to any insurance company have been timely and duly given, and no insurance company has asserted, in writing, that any claim is not covered by the applicable policy relating to such claim and (ii) no insurance carrier has dropped the Company from insurance coverage or has notified the Company (written or orally) that the Company is uninsurable or that the Company is unable to renew its current coverage.
4.12    Litigation. Except as otherwise set forth in Schedule 4.12, there are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against the Company pending or, to Sellers’ Knowledge, threatened in any court or before or by any Governmental Authority, or before any arbitrator. Schedule 4.12 sets forth a true and correct listing of all material actions, suits, and/or governmental investigations, claims or proceedings that were pending, settled or adjudicated in the last five (5) years. There are no outstanding orders, decrees, judgments, settlements, stipulations or agreements issued or enforceable by any Governmental Authority in any proceeding (or agreed to by any the Company) to which the Company is a party which have not been complied with in full or which continue to impose any obligations on the Company. Except as set forth in Schedule 4.12, neither the Company nor any Seller has received any written opinion or memorandum or legal advice from counsel to the effect that the Company is or may be exposed, from a legal standpoint, to any material liability regarding any claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against the Company pending or, to Sellers’ Knowledge, threatened.
4.13    Compliance with Laws; Permits.
a.The Company holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required by it under all applicable laws and regulations in connection with the conduct of the Business as presently conducted (collectively, “Permits”), except for those Permits the failure of which to hold could not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company’s ability to conduct the Business as presently conducted. Schedule 4.13(a) sets forth all Permits held by the Company. No loss or expiration of any such Permit is pending or, to Sellers' Knowledge, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.
b.The Company is in compliance with all applicable laws and regulations, writs and injunctions of any Governmental Authority having jurisdiction over the Company and the Company is, and for the five (5) years prior to the date hereof has been, in compliance with all applicable export-control, trade and economic sanctions Laws, the U.S. State Department’s International Traffic in Arms Regulations (“ITAR”), U.S. Commerce Department’s Export Administration Regulations (“EAR”), and Laws maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Company has not, in the five (5) years preceding the date hereof, received any written notice from any Governmental Authority alleging that the Company is in violation of any law or regulation applicable to the conduct of the Business, except for any past-non-compliance that has been corrected and which is described in Schedule 4.13(b).
c.Neither the Company nor any director, officer, employee or other Person acting on behalf of the Company, (i) has engaged, directly or indirectly, in any violation of the Foreign Corrupt Practices Act (“FCPA”), or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”), or any anti-boycott, anti-terrorism, or arms-control Laws or sanctions programs, or (ii) has ever been the subject of any bribery, money laundering or anti-kick-back proceeding by any Governmental Authority. The Company has not conducted business with any restricted party identified in writing by the U.S. government as a Person with whom or with which conducting business would constitute a violation of U.S. Law. Without limiting the foregoing, (1) neither the Company nor any of its directors, officers, employees or other Persons acting on its behalf, has, directly or indirectly, taken any action, or failed to act, in a manner that would be a violation of any Anti-Corruption Laws; and (2) none of the officers, directors, or employees of the Company are Government Officials. During the last five (5) years, the Company has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Contract under which a product has been sold to customers in countries restricted by United States trade embargoes at the time of the transaction with the applicable customer.
4.14    Employee Benefit Matters.
i.Schedule 4.14(a) sets forth a list of each of the following, if any, sponsored, maintained or contributed to by the Company or any trade or business that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor, whether current or former, of the Company or any ERISA Affiliate, that is sponsored, maintained or contributed to by the Company and with respect to which either the Company has or may have any actual or contingent liability:
1.each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (“Plan”); and,
2.each personnel policy, employee manual or other written statements of rules or policies concerning employment, option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, medical, dental, disability or life insurance, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Schedule 4.14(a) (“Benefit Program or Agreement”).
i.True, complete and current copies of each Plan and Benefit Program or Agreement of the Company, together with all current trust agreements, the most recent annual reports on Form 5500 and any auditor’s reports, the three (3) most recent financial statements, the three most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Plan or Benefit Program or Agreement of the Company, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans, have been furnished or made available to Buyer. In the case of any unwritten Plan or Benefit Program or Agreement, a written description of such Plan or Benefit Program or Agreement has been furnished or made available to Buyer. All amendments required to bring any Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted. The Company has provided Buyer with a list of each actuary, attorney, and accountant providing professional services with respect to each Plan or Benefit Program or Agreement plan of the Company or the fiduciaries of each Plan of the Company, as well as the location of all other records and the name of the individual responsible for such records with respect to each Plan of the Company.
ii.Except as otherwise set forth in Schedule 4.14(c):
1.The Company does not contribute to and doesn’t have an obligation to contribute to, and the Company hasn’t at any time, contributed to or had an obligation to contribute to, and the Company doesn’t have any actual or contingent liability under a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”) or a multiple employer plan within the meaning of Section 413(b) and (c) of the Code;
2.No Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code. The Company does not currently participate in, has never participated in, are not required currently or have never been required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA;
3.Except as indicated in Schedule 4.14(c)(iii), the Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and there have been no material defaults or violations by any other party to the Plans or Benefit Programs or Agreements;
4.All material reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;
5.Except as indicated in Schedule 4.14(c)(v), each of the Plans intended to be qualified under Section 401(a) of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, which has not been revoked and each Plan has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which could adversely affect such qualified status;
6.There are no actions, suits or claims pending (other than routine claims for benefits) or, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;
7.Except as indicated in Schedule 4.14(c)(vii), all contributions required to be made to the Plans pursuant to their terms and provisions and applicable law have been made timely;

8.Except as indicated in Schedule 4.14(c)(viii), none of the Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Plan, the Company or any officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;
9.Except as indicated in Schedule 4.14(c)(ix), there is no matter pending with respect to any of the Plans or Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;
10.Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501I(9) of the Code, satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.
11.The Company does not have an obligation to provide health benefits or life insurance benefits to former employees, except as specifically required by law;
12.Except as indicated in Schedule 4.14(c)(xii), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, or (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee;
13.Neither the Company nor any ERISA Affiliate has incurred any liability or taken any action, and no action or event has occurred that could cause the Company to incur any liability (A) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA that is not a Plan, or (B) to any Multiemployer Plan, including without limitation an account of a partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA;
14.Except as indicated in Schedule 4.14(c)(xiv), the Company and all ERISA Affiliates (and all successors thereto) have the right or ability to unilaterally amend or terminate any Plan or Benefit Program or Agreement without having any liability under such Plan or Benefit Program or Agreement thereafter, and there has been no act or omission that would materially impair any such right or ability of the Company or any ERISA Affiliates;

15.As a result of the transactions contemplated herein, the Company has not made, has not become obligated to make, and is not obligated to make, any payments that could be nondeductible by reason of Section 162(m) of the Code;
16.There exist no loans or extensions of credit by the Company to any current or former manager, director, officer, employee or independent contractor of the Company which have not been repaid in full (for any reason) as of the date hereof.
(d)    [reserved]
(e)    The Company has complied with (A) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder; (B) Part 6 of Title I of ERISA; (C) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (D) any applicable state statutes mandating health insurance continuation coverage for small employers.
(f)    Neither Buyer nor any of its Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification (WARN) Act, or any similar state or local law, in connection with any of the transactions contemplated in connection herewith.
(g)    There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for the Company.
(h)    The Company has taken such actions necessary with respect to each Plan and Benefit Program or Agreement to ensure that no Employee is subject to Taxes or penalties under Section 409A of the Code.
4.15    Labor and Employment Matters. Schedule 4.15 sets forth, the name, title and tenure with the Company of each employee or independent contractor of the Company (collectively, the “Business Employees”). With respect to each such Business Employee, Schedule 4.15 also sets forth the current base and total compensation for each Business Employee and such amounts for the most recently completed fiscal year, any change in the rate or manner of compensation since the end of the most-recently completed fiscal year, any non-base salary compensation or remuneration arrangements (including detail as to option, restricted stock, phantom stock and profit participation grants and arrangements), whether full-time or part-time and whether exempt or non-exempt under the Fair Labor Standards Act (“FLSA”). With respect to the Company: (a) there is no collective bargaining agreement or relationship with any labor organization, nor does any labor union or association or collective bargaining agent represent any Business Employee; (b) to Sellers’ Knowledge, no pending or threatened unfair labor practice charge exists; (c) [reserved]; (d) no labor organization or Business Employee has filed any representation petition or made any written demand for recognition and, to Sellers’ Knowledge, none of same is pending or, to Sellers’ Knowledge, threatened; (e) no union organizing or decertification efforts are underway or, threatened, and no other question concerning representation exists and none of same is pending or, to Sellers’ Knowledge, threatened; (f) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway or, to Sellers' Knowledge, threatened; (g) except as set forth in Schedule 4.15(g), with respect to any Business Employee, there is no workers’ compensation claim pending against the Company; (h) there is no employment-related charge, complaint, grievance, investigation, audit, lawsuit or inquiry of any kind, pending or, to Sellers’ Knowledge, threatened in any forum, relating to an alleged violation or breach by the Company (or its officers, managers, co-workers, supervisors, or directors) of any Law, Permit, or Contract, including, without limitation, federal or state civil rights or discrimination claims, FLSA, OSHA, or similar claims, and any work-related claim or administrative proceeding, and none of same has ever existed; (i) no employee or agent of the Company has committed any act or omission giving rise to liability for any violation identified in subsection (h) above; and (j) no term or condition of employment exists through arbitration awards, settlement agreements, side agreements, or other understandings that is inconsistent with the express terms of any applicable collective bargaining agreement with respect to (i) hours of work; (ii) scheduling and assignment of work; or (iii) layoffs or other workforce reductions (including but not limited to severance or notice requirements arising therefrom). Each independent contractor of the Company is properly classified as an independent contractor, and neither the Company nor any Plan or Benefit Program or Agreement has any liability for any misclassification of any employee as an independent contractor. Each employee of the Company is properly classified with respect to eligibility for minimum wage and overtime under the FLSA and similar applicable state laws. All Business Employees who reside and/or work in the United States are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable laws, rules and regulations relating to immigration and naturalization, including but not limited to, the Immigration Act of 1997, as amended, and the Labor Condition Application requirements and regulations of the U.S. Department of Labor. Except as set forth on Schedule 4.15, no action, suit, proceeding, hearing, investigation, charge, complaint or claim has been filed or commenced against the Company or any Business Employees, that (a) alleges any failure to comply with all applicable laws, rules and regulations relating to immigration and naturalization, including but not limited to, the Immigration Reform and Control Act of 1986, as amended, and the Labor Condition Application requirements and regulations of the U.S. Department of Labor or (b) seeks removal, exclusion or other restrictions on (i) such Business Employee’s ability to reside and/or accept employment lawfully in the United States and/or (ii) the Company’s continued ability to sponsor employees for immigration benefits. The Company and its personnel maintain all security clearances which are necessary or desirable for the operation of the Business. Since January 1, 2014, the Company has maintained and enforced a drug and alcohol testing policy which is in all material respects in compliance with all Laws.

4.16	Environmental Matters.
i.Except as set forth in Schedule 4.16(a), the Company is, and has at all times for which the statute of limitations has not expired been, in compliance in all material respects with all Environmental Laws governing the businesses and operations of the Company, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining Licenses for the use by the Company of any facilities; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.
ii.Except as set forth in Schedule 4.16(b), there have been no non-compliance orders, warning letters or notices of violation (collectively “Environmental Notices”) against or involving any real or personal property of the Company or used in the Company’s businesses and operations, issued by any Governmental Authority to the Company in connection with, related to or arising out of the use by the Company of any facilities, which have not been resolved to the satisfaction of the issuing Governmental Authority or third party or, if resolved, impose any obligation, burden or continuing liability on Buyer or the Company following the consummation of the transactions contemplated in this Agreement. To Sellers’ Knowledge, no reasonable basis exists for any material Environmental Notice to be issued.
iii.Except as set forth in Schedule 4.16(c): (i) neither the Company nor any Affiliate or any representative or agent of the Company acting on behalf of the Company has at any time Discharged, nor has the Company at any time allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned, used or leased at any time, including without limitation the real property, by the Company, except in compliance with applicable Environmental Laws; or (c) any site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, as amended (CERCLA) or any similar state or other Law, has been placed on the National Priorities List or its equivalent under any state or other Law, or as to which the Environmental Protection Agency or any relevant state agency or other Governmental Authority has notified the Company (or any Affiliate of the Company) that it has proposed or is proposing to place on the National Priorities List or such equivalent; and (ii) there has not occurred, nor is there presently occurring, a Discharge, or, any threatened Discharge of any Hazardous Substance on, into or directly beneath the surface of any of the Leased Premises or other property by the Company, or to Sellers’ Knowledge, any other Person.
iv.Except as set forth on Schedule 4.16(d) hereto: (i) the Company does not use, and at no time has used, any Aboveground Storage Tanks or Underground Storage Tanks; (ii) to the Sellers’ Knowledge there are not now nor have there ever been any Underground Storage Tanks in any real property at the Leased Premises or other property during the time that such real property has been leased or used by the Company; and (iii) there has been no Discharge from or rupture of any Aboveground Storage Tanks or, to the Sellers’ Knowledge, Underground Storage Tanks on any real property leased or used at any time by the Company during the time that such real property has been leased or used by the Company.
v.Schedule 4.16(e) identifies, to Sellers’ Knowledge (i) all environmental audits, assessments or occupational health studies undertaken by any Governmental Authority, the Company or their agents or representatives relating to or affecting the Leased Premises; (ii) all ground water, soil, air or asbestos monitoring undertaken by the Company (or its agents or representatives), or undertaken by any Governmental Authority, relating to or affecting the Leased Premises; (iii) all written communications between the Company (or its agents or representatives), on the one hand, and any Governmental Authority, on the other hand, arising under or relative to Environmental Laws as they pertain to any real property at the Leased Premises or any other property, including, but not limited to, all Environmental Notices issued to the Company and pertaining to any of the real property at the Leased Premises or any other property; and (iv) all outstanding citations issued under OSHA, or similar statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees of any Governmental Authority, relating to or affecting the Company or the Leased Premises. Copies of all of the foregoing have been delivered to Buyer.

vi.For purposes of this Section 4.16, the following terms shall have the meanings ascribed to them below:
“Aboveground Storage Tank” shall have the meaning ascribed to such term in RCRA, or any other applicable Environmental Law.
“Discharge” means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.
“Environmental Laws” means all federal, state, regional, local or foreign statutes, laws, rules, regulations, codes, ordinances, decrees, orders, rulings, or licenses currently in existence, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste or occupational, health and safety.
“Handle” means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.
“Hazardous Substances” shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, petroleum or petroleum products, the presence of which requires investigation or remediation under any Environmental Laws.
“Licenses” means, for purposes of this Section 4.16 only, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.
“RCRA” means the Resource Conservation and Recovery Act.
“Underground Storage Tank” shall have the meaning ascribed to such term in RCRA, or any other applicable Environmental Law.

4.17	Taxes.
a.All Tax Returns required to be filed with respect to the Company or any of its income, properties, franchises or operations have been prepared and timely filed with the appropriate Governmental Authorities in compliance with all applicable laws and regulations (or a valid extension for filing currently exists), and all such Tax Returns are true and accurate in all material respects.
b.All Taxes due and payable by or with respect to the Company have been paid by the Company or by the Sellers in compliance with all applicable laws and regulations. All Taxes incurred prior to or on the Closing Date by the Company but not yet due and payable as of the Closing Date shall be accrued on the Closing Date Balance Sheet (along with any other incurred and unpaid Taxes owed by the Company as of such date).
c.[reserved].

d.The Company has made a qualified election by a small business corporation in order to become an “S-Corporation,” and such election has been valid and effective at all times since its initial election on April 24, 1991. Further, all shareholders have been, and will continue to be, permitted shareholders of the S-Corporation through the Closing.
e.[reserved].
f.Without limiting the foregoing:
a.[reserved];
b.no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Authority against the Company;
c.The Company has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority;
d.The Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;
e.there is no action, suit, Governmental Authority proceeding, or audit or claim for refund in progress, pending or, to Sellers’ Knowledge, threatened against or with respect to the Company regarding Taxes;
f.Schedule 4.17(f)(vi) includes true, correct and complete list of all income and sales Tax Returns filed by or with respect to the Company since January 1, 2013;
g.there are no Encumbrances relating to Taxes upon the assets of the Company (other than for current Taxes not yet due and payable);
h.the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing;
i.the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return, and the Company is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes;
j.the Company is not party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes;

k.the Company has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign income Tax law), as transferee or successor, by contract or otherwise, other than with respect to consolidated tax returns filed by the affiliated group the common parent of which is the Company and which consists solely of the Company;
l.the Company has not made any payments, nor will the Company become obligated under any contract entered into on or before the Closing Date to make any payments which will be non-deductible under the Code; or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;
m.No Seller is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2;
n.no claim has been made by a Governmental Authority in a jurisdiction where an the Company does not file Tax Returns that the Company either is or may be subject to Taxes assessed by such jurisdiction;
o.[reserved];
p.the Company has withheld and remitted to the appropriate Governmental Authorities in compliance in all material respects with all applicable laws and regulations all Taxes required to be withheld and remitted by the Company in connection with payments made to other persons;
q.neither the Company nor the Sellers have deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and none of them has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19;
r.the Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4;
s.none of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Company is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code;
t.Schedule 4.17(f) sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. The Company has not transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code;
u.excluding statutory limitations on the deductibility in future years of losses resulting from the tax effects of the transaction contemplated by this Agreement, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law); and

v.the Company is not a United States real property holding corporation within the meaning of Section 897 of the Code

4.18	Customers and Suppliers.
i.Customers.
1.Schedule 4.18(a)(i) sets forth a true, correct and complete list of those “top ten” customers which have represented the highest revenue of the Company for each of the fiscal years ended December 31, 2015 and 2016, or for the four months ended April 30, 2017 (collectively, the “Major Customers”), showing the total revenue received by the Company in each such period from each such Major Customer. Except as set forth on Schedule 4.18(a)(i), since December 31, 2014, no Affiliate of the Company has done business with any customer relating to the Business.
2.Except as set forth on Schedule 4.18(a)(ii), (A) no Major Customer has a right to receive any rebate, allowance, cash incentive payment or other back-end payment or to receive any discount for early payment or otherwise to receive any payment terms other than “net 30” and (B) the Company has the right to revise the payment, rebate and other material economic terms for each Major Customer of the Company upon not more than thirty (30) days’ notice.
(iii)    Schedule 4.18(a)(iii) sets forth a true, correct and complete list of all material complaints of customers received in writing or otherwise documented by the Company (or any Affiliate of the Company with respect to the Business) during fiscal years 2015 and 2016 and during fiscal year 2017 to date, including, the date such complaint was received by the Company, the customer name and contact information, the part numbers affected, a description of the complaint including the date of the complaint and a description of the resolution of each complaint.
(iv)    Except as set forth in Schedule 4.18(a)(iv), since December 31, 2016, there has been no adverse change in the business relationship, and there has been no material dispute, between the Company (any Affiliate thereof) (on the one hand) and any Major Customer (on the other hand) for 2016 or 2017, and, to the Sellers' Knowledge, the Company has not been advised, in writing, that a Major Customer for 2016 or 2017 will significantly reduce its purchases or cease doing business with the Company.
1.Suppliers.
1.Schedule 4.18(b)(i) sets forth a true, correct and complete list of those “top ten” suppliers to which the Company incurred expenses for each of the fiscal years ended December 31, 2015 and 2016, or for the four months ended April 30, 2017 (collectively, the “Major Suppliers”), showing the total amounts charged to the Company by each such Major Supplier during each such period. Except as set forth on Schedule 3.18(b)(i), since December 31, 2014, no Affiliate of the Company has purchased any material items relating to the Business.

2.Schedule 4.18(b)(ii) sets forth a true, correct and complete list of all material complaints (a description of the complaint including the date of the complaint and a description of the resolution of each complaint) provided to or received from Major Suppliers received by the Company (or any Affiliate thereof) during fiscal years 2015 and 2016 and during fiscal year 2017 to date.
3.Except as set forth on Schedule 4.18(b)(iii), since December 31, 2016, there has been no adverse change in the business relationship, and there has been no material dispute, between the Company (on the one hand) and any Major Supplier for 2016 or 2017 (on the other hand), and, to the Sellers’ Knowledge, the Company has not received in writing an indication from a Major Supplier for 2016 or 2017 that such Major Supplier will material alter the terms or volume of business or cease doing business with the Company.

4.19	Products, Services and Authorizations.
(a)    Since January 1, 2015, each Product designed, manufactured, repaired or serviced by the Company (or otherwise in connection with the Business) (i) has been and is properly documented and such documentation includes data to produce the Product’s bills of materials and manufacturing instructions; and (ii) has been designed, manufactured, produced, repaired or serviced in accordance with (A) the specifications in place at the time of such Product’s design, manufacture, repair or service (which specifications do not contain any material errors), (B) the provisions of all applicable Law, policies, guidelines and any other governmental requirements in place at the time of such Product’s design, manufacture, repair, or service and (C) the Company’s internal quality control processes and policies and those required by the applicable customers.
(b)    Schedule 4.19(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company (or any Affiliate thereof with respect to the Business), whether voluntarily or otherwise, since January 1, 2015, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product.
(c)    To Sellers’ Knowledge, there is no pending or threatened recall, withdrawal or suspension of any material product registration, product license, repair or overhaul license, manufacturing license, wholesale dealer’s license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company, the Business or any of the Products.
(d)    Except as set forth on Schedule 4.19(d), there are no claims existing or, to Sellers' Knowledge, threatened under, in connection with or pursuant to any warranty, whether express or implied, on products or services sold by the Company since January 1, 2012, and to Sellers’ Knowledge there is no reasonable basis for any such claim.
(e)    Set forth on Schedule 4.19(e) is a true and complete list of all licenses, franchises, permits, privileges, immunities, registrations, clearances, exemptions, approvals and other authorizations required to be issued by or obtained from any Person (other than a Governmental Authority) for the operation of the Business as presently operated (the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued to or obtained by the Company (and not any Affiliate thereof) and are in full force and effect, and the Company is in compliance with the material terms of all the Other Person Authorizations. No loss or expiration of any such Other Person Authorization is pending.
(f)    Except as set forth on Schedule 4.19(f), none of the Products under contract for manufacture for the Company or manufactured by the Company contain columbite-tantalite (coltan), cassiterite, gold, wolframite or the derivatives tantalum, tin and tungsten, without regard to the location of origin (the “Conflict Minerals”), and, to the extent any such Products contain Conflict Minerals the Conflict Minerals have not been sourced from the Democratic Republic of Congo or any adjoining country.
4.20    Related Party Transactions.
(a)    Except as set forth on Schedule 4.20(a), no Related Party (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) owns, of record or as a beneficial owner, an equity interest or any other financial interest in a Person that has business dealings or a material financial interest in any transaction with the Company.
(b)    Except as set forth on Schedule 4.20(b), the Company is not indebted, directly or indirectly, to any Related Party in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any Related Party indebted to the Company, except for advances made to employees of the Company in the ordinary course of business for reimbursable business expenses anticipated to be incurred by such obligor.
(c)    Effective as of the Closing Date, all Contracts with Related Parties set forth on Schedule 4.20(c) will be terminated and the Company will be fully released of all of their obligations under such Contracts, without any additional cost, obligation, liability or loss to the Company. The Company has delivered to the Buyer written evidence of such terminations and releases.
4.21    Absence of Certain Business Practices. None of the Sellers nor any of their Affiliates or agents, nor any other Person acting on behalf of or associated with any Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have a material adverse effect on the Company, or (iii) if not continued in the future, may have a material adverse effect on the Company.
4.22    Computer System. All computer hardware and related materials used by the Company, including all such computer hardware and related materials (herein collectively referred to as the “Computer System”) are owned by the Company (and not any other Affiliate thereof) and are in good working order and condition. To Sellers’ Knowledge, the use of the Computer System by the Company (a) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and (b) has not resulted in and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System or any reduction in the services provided to the Company, warranties available to the Company or rights of the Company.

4.23    Brokers. Except for Philpott Ball & Werner, no broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or Sellers.
4.24    Names. All names under which the Company does business, and has during the past five (5) years done business, are specified on Schedule 4.24.
4.25    List of Accounts. Schedule 4.25 contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally as to such Seller only, represents and warrants to Buyer that:

5.01    Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by each Seller, and no other proceedings by such Seller are necessary to authorize the execution, delivery or performance of this Agreement by such Seller or the consummation by Sellers of the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms.
5.02    Ownership of Shares. As of the date of this Agreement and the Closing Date, each Seller is the record and beneficial owner of all of the outstanding shares of the Company purportedly owned by such Seller. At the Closing Date, each Seller shall transfer to Buyer good title to the portion of the Purchased Shares owned by such Seller, free and clear of any Encumbrances or other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions and liens and other restrictions being released at the Closing.
5.03    No Conflict or Violation. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby by such Seller do not (1) result in the creation of any Encumbrance upon any of the Purchased Shares owned by such Seller, (x) under any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Seller is bound, or any law, statute or regulation or (y) under any order, judgment or decree to which such Seller is subject, or (2) require any material permit, authorization, consent or approval by, filing with or notice or declaration to any court or other governmental body by such Seller.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that:
Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida. The Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.01    No Conflicts; Consents. The execution, delivery, and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not: (a) result in a violation or breach of any provision of the Articles of Incorporation or Bylaws of the Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of any agreement to which the Buyer is a party. No consent, approval, Permit, Governmental Order, declaration, or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

6.02    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

6.03    Sufficient Cash. Buyer has sufficient cash or availability under any credit facility to pay the Purchase Price at the Closing.

6.04    Litigation. There are no claims, actions, suits, investigations or proceedings (regardless of whether formal or informal) against the Buyer pending or, to Buyer's knowledge, threatened in any court or before or by any Governmental Authority, or before any arbitrator, which would have an adverse effect on the ability of Buyer to complete the transactions contemplated hereby or perform its obligations hereunder. There are no outstanding orders, decrees, judgments, settlements, stipulations or agreements issued or enforceable by any Governmental Authority in any proceeding (or agreed to by any the Company) to which the Buyer is a party which would have an adverse effect on the ability of Buyer to complete the transactions contemplated hereby or perform its obligations hereunder.

6.05    Most Favored Nation Agreements. Neither Buyer nor any Affiliate of Buyer is a party to any Contract (i) containing exclusivity or “most-favored-nations” provisions that would apply to the Company or (ii) would restrict the business conducted by the Company.

ARTICLE VII
COVENANTS

7.01    Conduct of Business Pending Closing. From the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement in accordance with Article IX below, except as otherwise contemplated by this Agreement, required by Law, or set forth in Schedule 7.01, unless otherwise agreed to in writing by Buyer, the Company shall:
a.conduct its business in the ordinary course of business consistent with past practice;
b.use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present senior officers and key management, and preserve the goodwill and business relationships with customers and others having business relationships with it;

c.not (i) amend or propose to amend the Governing Documents of the Company in any manner, or (ii) split, combine or reclassify the capital stock or other equity interests of the Company;
d.not issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares or other equity interests of the Company, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or other equity interests or any debt or equity securities which are convertible into or exercisable or exchangeable for such capital stock or other equity interests;
e.not (i) incur any Indebtedness other than in the ordinary course of business, not to exceed Fifty Thousand Dollars ($50,000) in the aggregate, (ii) make any acquisition of any product lines or businesses in excess of One Hundred Thousand Dollars ($100,000) individually or in the aggregate, other than (x) acquisitions of raw materials and similar assets in the ordinary course of business and (y) acquisitions of businesses or product lines already contracted by the Company in the ordinary course of business, (iii) sell, pledge, dispose of or encumber any assets, product lines or businesses in excess of Fifty Thousand Dollars ($50,000), individually or in the aggregate, other than sales or other dispositions of products, inventory and similar assets in the ordinary course of business or pursuant to the Company’s current commercial commitments, or (iv) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;
f.not enter into any Contract in relation to the Company for the sale, purchase or lease (as lessee) of real property or exercise any option to extend any leases related to the Leased Premises;
g.not enter into, amend, or extend any collective bargaining or other labor agreements;
h.not institute any material increase in the annual level of the compensation of any Business Employees or institute any material increase in benefits under any, or adopt any new, Plan or Benefit Program or Agreement, other than (x) in the ordinary course of business, (y) increases made solely with respect to Business Employees who earn less than One Hundred Fifty Thousand Dollars ($150,000) annually, or (z) as required by any existing Plan or Benefit Program or Agreement or any Law;
i.not make any change to its methods of financial accounting in effect at December 31, 2016, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;
j.not commit or authorize any commitment to make any capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;
k.not dissolve, merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate the Company (except with respect to entities that are dormant as of the date hereof);
l.not make any loans, advances or capital contributions to or investments in any Person in excess of Fifty Thousand Dollars ($50,000) in the aggregate;
m.not (A) make, change or revoke any material Tax election, (B) change any annual accounting period, (C) change any material method of accounting for Tax purposes, (D) enter into any written agreement with a Governmental Authority with respect to Taxes, or (E) settle any claim or assessment for Taxes;

n.not enter into or extend any Contract that if in effect on the date hereof would be a Material Contract, except (i) in the ordinary course of business or (ii) to the extent not in the ordinary course of business provided such Contract (a) will terminate, or is terminable by the Company without payment penalty, within one (1) year of the Closing Date, (b) does not require payments or delivery of goods or services in excess of One Hundred Thousand Dollars ($100,000), or (c) does not materially restrict the Company from engaging in any line of business or in any geographic area after the Closing;
o.not settle or compromise any Proceeding (excluding ordinary course warranty claims), or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the Company other than settlements or compromises of any Proceeding in the ordinary course of business consistent with past practice and where the amount paid in settlement or compromise does not exceed $100,000 individually or $250,000 in the aggregate and where such settlements (x) do not impose future restrictions or requirements on the Company or any of its assets or properties and (y) are paid or otherwise satisfied in full prior to the Closing;
p.not effect any layoff or termination of employees or other reduction in force that would give rise to any liability or obligation under the federal Workers Adjustment Retraining Notification (WARN) Act or similar Law of California; or

q.	not agree or commit to do take any action described in this Section 7.01.
7.02    Access to Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Sellers shall cause the Company to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records of the Company and shall furnish to Buyer or such authorized representatives such additional information concerning the Business as shall be requested. Buyer hereby acknowledges and agrees that any investigation pursuant to this Section 7.02 shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company or Sellers, and Buyer shall not be permitted to undertake any environmental sampling or invasive testing without Sellers’ prior written consent. Notwithstanding anything to the contrary contained herein, (a) Buyer shall not contact any employee of the Company (other than Yosef (Joseph) Klein, Carmela Klein and the Knowledge Persons) without the prior written consent of Sellers' Representative), and (b) Buyer shall not solicit, or hire, any employee of the Company with whom Buyer comes into contact during its due diligence on the Company, unless employee has ceased working for the Company for a period of one year and except for general advertising for employment opportunities with Buyer that are not directed at employees of Seller.
7.03    Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall govern all use of Confidential Information (as defined in the Confidentiality Agreement) disclosed to Buyer or its representatives in connection with its investigation pursuant to Section 7.02. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the confidentiality and other obligations under the Confidentiality Agreement in respect of that portion of the Confidential Information relating to the Company shall terminate.
7.04    Consents of Third Parties; Governmental Approvals.
(a)    During the period prior to the Closing Date, each party hereto shall act diligently and reasonably and shall, at the request of any other party hereto, use its commercially reasonable efforts to cooperate with such other party in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Authority) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of any party hereto or its Affiliates (including, as to the Sellers, the Company on or prior to the Closing Date) to commence or participate in any Proceeding (except to the extent required to so participate to comply with this Section), offer or grant any accommodation or undertake any material obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Authority); provided further, however, that, prior to the Closing, neither party nor its Affiliates nor any of their respective officers, employees or authorized representatives may contact any customer, supplier, independent service provider or lessor of the Company, or any other third party (other than any Governmental Authority) in connection with any such consent without the other party’s prior written consent, which consent shall not be unreasonably withheld.
(b)    Without limiting the generality of (but subject to) the foregoing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority (including those in connection with the HSR Act). Buyer and Sellers shall keep the other party informed in all respects of any substantive communication received by such party from, or given by such party to, any Governmental Authority and of any substantive communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, and shall permit the other party to review any substantive communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any Proceeding by a private party, and shall give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Authority or private party). No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    Without limiting the generality of the foregoing, to the extent not filed prior to the date hereof, the parties hereto shall cooperate with each other and shall use their commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as soon as practicable following the date of this Agreement, but in no event later than five (5) Business Days after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Buyer, on the one hand, and the Company, on the other, shall each pay fifty percent (50%) of all filing fees payable to any Governmental Authority in connection with any required Governmental Order, including the filing fee required in connection with the HSR Act filing.
(d)    Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, Buyer and the Sellers shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the sale of the Purchased Shares under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign or supranational Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Competition Laws”). In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the sale of the Purchased Shares as violative of any Competition Laws, Buyer and the Sellers shall cooperate and use their respective commercially reasonable efforts to vigorously contest and resist any such Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the sale of the Purchased Shares, including by vigorously pursuing all available avenues of administrative and judicial appeal. Buyer and the Sellers shall use their respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Competition Laws with respect to the sale of the Purchased Shares as promptly as possible after the execution of this Agreement. Notwithstanding anything contained herein to the contrary, “commercially reasonable efforts” shall not require Buyer or the Company to divest, sell, dispose of, hold separate, or otherwise take or commit to take any actions that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Buyer and Buyer’s Affiliates.
(e)    Buyer and the Sellers shall promptly notify the other of any Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.
7.05    Notice of Developments.
(a)    During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Sellers shall promptly notify Buyer in writing if there shall be (i) the occurrence or non-occurrence of any event which has caused any of their or the Company’s representations or warranties contained herein to be untrue or inaccurate in any respect and (ii) any failure on their or its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by their or it hereunder. Should any such event, fact or condition require any change to the Disclosure Schedule, Sellers shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. In the event that Sellers deliver one or more supplements to the Disclosure Schedule pursuant to this Section 7.05(a) that reflect any events, facts or conditions which individually or in the aggregate would cause the conditions set forth in Sections 8.03(a) or 8.03(b) not to be satisfied, Buyer shall have the right to terminate this Agreement by written notice to that effect.
(b)    During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify Sellers in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
7.06    Publicity. None of the parties shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by Buyer and the Sellers’ Representative, except as required by law or the applicable rules of any stock exchange or market (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

7.07    401K Plan. Immediately prior to the Closing, the Company will take all necessary and appropriate action to terminate, effective as of a date prior to the Closing Date, the Company’s existing 401(k) Plan (the “401(k) Plan”) and authorize the Sellers to take all action necessary or appropriate on the Company’s behalf to complete the responsibilities of this Section 7.07. In addition, immediately prior to the Closing, the Company shall make a contribution the 401(k) Plan reasonably estimated to be consistent with the Company’s expected contribution to the 401(k) Plan for compensation paid to participants prior to the effective date of the termination of the 401(k) Plan. As soon as administratively practicable following the Closing, the Sellers shall cause the trustee of the 401(k) Plan to take all necessary and appropriate steps to complete the termination of the 401(k) Plan, including, without limitation, (i) determining the amount of and making any remaining contributions required to be made to the 401(k) Plan in accordance with its terms in amounts sufficient to satisfy any non-discrimination requirement of the plan and (ii) filing a determination letter application (IRS Form 5310) with the IRS. The costs (excluding any contributions, penalties, interest, or similar amounts, which shall be paid by Sellers’) required for the administration and termination of the 401(k) Plan, including without limitation, any remaining amounts that must be contributed to the plan, costs related to the preparation of Forms 5500, annual valuations, and the Forms 5310, and any costs relating to the distribution of benefits to participants and beneficiaries under the plan, shall be promptly paid in their entirety by the Company. The Sellers, on behalf of the Company, shall cause the trustee of the 401(k) Plan to distribute the assets of the plan to the participants of the plan in accordance with their respective account balances no later than 120-days after the receipt of a favorable IRS determination letter (the “401(k) Plan Distribution Deadline”). The Sellers agree to keep the Company and the Buyer informed of the progress and status of the activities outlined in this Section 7.07 and to provide copies of all notices, and filing provided to or from any Person, entity, agency, or authority. Upon the reasonable request of Sellers, the parties agree to cause the Company to cooperate with the Sellers and trustee of the plan to accomplish the tasks set forth in this Section 7.07. The parties agree that the Escrow Amount may, at the Company’s option, be utilized, but shall not be the sole source of funds, to satisfy any shortfall in the funding of the plan, if and to the extent the assets of the plan are not sufficient to satisfy all benefits and other liabilities and obligations under the plan on or before the 401(k) Plan Distribution Date. The parties agree that any shortfall in the funding of the plan if and to the extent the assets of the plan are not sufficient to satisfy all benefits and other liability and obligations under the plan on or before the 401(k) Plan Distribution Deadline shall constitute an indemnifiable claim under Section 10.02, to which the Deductible Amount and the Cap described in Section 10.04 shall not apply.
7.08    Exclusivity. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly, through any officer, director, employee, agent, partner, affiliate or otherwise, solicit, initiate or knowingly encourage the submission of any proposal or offer from any person or entity relating, with respect to the Company, to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of any of the assets of the Company, other than sales of products and services in the ordinary course of business, or any of the outstanding equity interests, or (iv) a transaction similar to the transactions described in clauses (i) through (iii) of this Section or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any person or entity to effect a Competing Transaction. The Company shall, and shall direct all Persons acting on behalf of it (including the Shareholders) to immediately cease any existing activities, discussions and negotiations with any Persons with respect to any of the foregoing.
7.09    Non-Competition, Non-Solicitation and Non-Disclosure; Standstill.

a.General. In consideration of the payment of the Purchase Price, and in order to induce Buyer to enter into this Agreement and to consummate the contemplated transaction, each Seller hereby covenants and agrees as follows:

a.Without the prior written consent of Buyer, no Seller may for a period of seven (7) years from and after the Closing Date (A) directly or indirectly (for itself, himself, or herself, or on behalf of or in conjunction with any other Person, including by means of a management, advisory, operating, consulting or similar agreement or as a consultant, agent, employee, shareholder, partner, joint venture, lender, investor, holder of equity or debt securities or any type of advisor whatsoever of any Person or otherwise) engage or participate in the Business anywhere in the world (the “Territory”), (B) be employed by or serve as an employee, agent, lender, investor, holder of equity or debt securities, representative, officer, director of, or as an advisor or consultant to, any Person which engages, plans to engage or is considering engaging in any facet of the Business within the Territory, or (C) utilize its special knowledge of the Business and their relationships with customers, suppliers and others, or assist any other Person or divert business away from the Company or any of its Affiliates in any facet of the Business; provided, however, that nothing herein shall be deemed to prevent Seller or any Principal, from passive acquisition through market purchases and passive ownership of equity securities of any class of any issuer which is a public corporation in an amount less than 2% of the outstanding stock thereof.

b.Without the prior consent of Buyer, no Seller may, for a period of seven (7) years from the Closing Date, directly or indirectly, for itself, himself, or herself, or for any other Person, (i) call on or solicit any of the (x) consultants which provided sales or engineering services or (y) employees of Company or its Affiliates (or any Person who had been such an employee or consultant in the preceding three (3) years) for purposes of entering into employment, consulting or other business arrangements with such Persons, (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company or any Affiliate of the Company for the purposes of competing with the Company or any of its Affiliates for the business of such actual or targeted prospective customers or clients regarding matters that are related to the Business, nor shall any Seller make known the names and addresses of such customers or clients or any information relating in any manner to the Company’s trade or business relationships with such customers or clients as they directly pertain to the Business or (iii) hire any Person who was employed or engaged as a consultant by the Business at any time in the seven (7) years prior to the date of this Agreement.

c.Each Seller shall, and shall cause each of its, his, or her Affiliates and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose, use, or misuse in any way, (i) any Confidential Information; or (ii) the existence or contents of this Agreement, or any information concerning the transactions contemplated hereby; provided, however, that the foregoing obligation of confidence shall not apply to information that is required to be disclosed by Sellers, or Affiliates or any of its, his, or her employees, agents, accountants, legal counsel or other representatives or advisers as a result of any Law, in which case the Sellers, as the case may be, shall promptly notify Buyer of any such proposed disclosure, shall cooperate with Buyer to obtain a protective order for such Confidential Information and shall not disclose any more information than is required pursuant to such Law and provided further, however, for sole purpose of proper filing and tax returns and responding to inquiries of tax authorities, the foregoing obligation of confidence shall not apply to any items which are required to be disclosed on any tax return.

d.Each Seller acknowledges that the Company conducts the Business throughout the Territory and that they have full and complete access to the Company’s Trade Secrets, Confidential Information and employee, customer and supplier relationships. Accordingly, each Seller agrees that the Territory, time limitation and scope of restrictions set forth in this Section 7.09(a) are reasonable and necessary to protect the legitimate business interests of the Company and to protect the benefit of Buyer’s bargain and the goodwill of the Company. Each Seller agrees that any reduction to the Territory, time limitation or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 7.09(a) and the protections that it is intended to provide. Each Seller acknowledges and agrees that the covenants contained in this Section 7.09(a) are essential elements of this Agreement and that, but for these covenants Buyer would not have agreed to purchase the Purchased Shares. Each Seller further expressly agrees and acknowledges that (a) the confidentiality, non-solicitation and non-competition covenants contained in this Section 7.09(a): (i) are reasonable and necessary for the protection of Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration, (ii) are necessary for the protection of the Company’s legitimate business interests, including the Trade Secrets, goodwill and relationships with customers and suppliers purchased by Buyer pursuant to this Agreement and (iii) are not unduly restrictive of any rights of any Seller, (b) each Seller has sufficient business alternatives and sufficient assets, taking into account the Purchase Price and other consideration received and to be received, directly or indirectly, by Sellers, such that Sellers do not have to compete with the Company or impermissibly use its confidential, proprietary or Trade Secret information described in this Agreement in order to conduct its business, and (c) in entering into and negotiating this Agreement and the terms hereof, there has been no disparity in bargaining power between the parties and Sellers have been represented by counsel and fully understand the terms hereof. The existence of any claim or cause of action against the Company, Buyer or their Affiliates by Sellers or their Affiliates, whether predicated on Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants contained in this Section 7.09(a). If any covenant or restriction contained in this Section 7.09(a), or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not affect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid or unenforceable portions, and any court having jurisdiction shall enforce such invalid or unenforceable covenant or restriction to the maximum extent possible under applicable Laws, including the maximum permissible time, scope and geographic area for such covenant or restriction.

b.Standstill. Each Seller hereby agrees that for a period ending on the date which is seven (7) years from the Closing none of them nor any Affiliate, successor or assign of any of them (regardless of whether such Person is an Affiliate on the date hereof) will (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, control of HEICO Corporation, (b) make, or in any way participate, directly or indirectly, as advisor or otherwise, in any “solicitation” of “proxies” or consents to vote (as such terms are used in the proxy rules of the Security and Exchange Commission), or seek to advise or influence any Person with respect to the voting of any voting securities of HEICO Corporation, in opposition to any proposed actions of the Board of Directors of HEICO Corporation or in opposition to any nominees for Directors of HEICO Corporation which nominees have been nominated by HEICO Corporation, its management or its Board of Directors, (c) seek or assist any other party in seeking representation on the Board of Directors of HEICO Corporation through the election to the Board of Directors of individuals(s) not nominated and supported by HEICO Corporation, its management and Board of Directors, (d) pursue or publicly announce an interest in pursuing an acquisition of control of HEICO Corporation or an alteration of the composition of HEICO Corporation’s Board of Directors or (e) advise or otherwise act, alone or in concert with others, directly or indirectly, to seek to control or influence the management, Board of Directors or policies of HEICO Corporation.

c.Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by one or more of the Sellers of any or all of the covenants and agreements contained in this Section 7.09 will cause irreparable harm and damage to Buyer, the Company and their Affiliates in a monetary amount which will be virtually impossible to ascertain. As a result, each Seller recognizes and hereby acknowledges that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of, or threatened breach or violation of, any or all of the covenants and agreements contained in this Section 7.09 by Sellers or their associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Buyer may possess hereunder, at law, or in equity. Nothing contained in this Section 7.09 shall be construed to prevent Buyer from seeking and recovering from the Sellers damages sustained by it as a result of any breach or violation by such Person of any of the covenants or agreements contained herein.

d.Restrictive Covenants. To the extent that any employee or independent contractor or other Person is subject to a non-compete, restrictive covenant, assignment of intellectual property rights, non-solicitation or similar agreement which relates to the Business, and an Affiliate of Sellers is a party thereto, Sellers shall cause, at Company's expense, all rights and benefits thereof to be conveyed to Buyer (and if such conveyance is not enforceable or feasible, then Sellers shall enforce same only in the manner and to the extent directed by Buyer).

7.10    Release. Effective as of the Closing, each Seller, on behalf of itself, himself, herself, and their respective Affiliates, successors and assigns, do hereby release and forever discharge the Company, Buyer (only in Buyer’s capacity as a shareholder of the Company) and their respective Affiliates, officers, directors, shareholders, agents, employees, successors and assigns, as applicable, of and from any and all claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at law and in equity, relating to any matter, claim or right, whether presently known or unknown, which it now has, ever had or may have against such released parties arising from or relating to any facts or events occurring at or prior to the Closing other than (a) those obligations arising under this Agreement or under any document executed in connection herewith, (b) accrued but unpaid compensation, (c) outstanding benefits under the employee benefit plans of the Company, (d) claims of a Seller in his capacity as a director or officer for indemnity against third party claims, or (e) any claims under any insurance policy maintained by the Company.

7.11    Mail and Misdirected Payments. If any Seller or any of their Affiliates receive any mail, courier package, telegraph message, facsimile transmission, purchase order, service request or other document or communication that relates to the Company or the Business, such documents and communications shall be promptly forwarded to Buyer, either in hand or using a nationally recognized overnight delivery service for next-day delivery. If following the Closing, Sellers (or any of their Affiliates) receives a payment belonging to the Company, Sellers shall promptly turn such payment over to the Company.

7.12    Tax Covenants.

(a)All transfer, documentary, recording, sales (including bulk sales), use, value added, ad valorem, privilege, registration and other such Taxes (including all applicable stock transfer Taxes) and any penalties, interest and additions to such Taxes incurred in connection with this Agreement shall be paid 50% by Buyer and 50% by Sellers. Each party to this Agreement shall cooperate in all reasonable respects in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

(b)[reserved].

(c)Sellers, at the Sellers’ expense, shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all taxable periods ending on or before the Closing Date (including any Tax Return relating to any “S corporation” short taxable year of the Company). All such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required under applicable Law. At least 30 Business Days prior to the due date for any such Tax Returns, the Sellers shall deliver such Tax Returns to the Buyer for its review, comment and approval, which approval shall not be unreasonably withheld. To the extent permitted by applicable Law, the Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods. The Sellers shall be responsible for and shall pay any and all Taxes (i) shown on such Tax Returns or (ii) assessed against or imposed on the Company with respect to all taxable periods ending on or prior to the Closing Date and any and all Taxes of the Company for the period allocated to the Sellers pursuant to Section 7.12(d) during the three-year plus 90 day period immediately following the filing date for the Federal income tax return of the Company for year 2017; provided, however, that, (1) such responsibility and commitment to pay shall be net of any refunds or credits to the benefit of Company with respect to any taxable year or period (or portion thereof) that ends on or before the Closing Date or with respect to the pre-Closing period of any Straddle Period, and (2) Sellers shall not be liable for or pay any Taxes to the extent such Taxes are paid (or remitted) by the Company on or prior to the Closing Date or are reflected as a liability or reserve for Taxes in the Net Working Capital. Any payment required by the Sellers pursuant to this Section 7.12(c) shall be paid to the Company not later than five (5) days before the due date for payment of Taxes with respect to such Tax Return, assessment or imposition.

(d)Buyer and Sellers will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date and shall execute and deliver an election to close the books of the Company upon S corporation termination pursuant to Section 1362(e)(3), in connection therewith. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Sellers for the period up to and including the Closing Date, and (ii) to the Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) and any real property, personal property and other Taxes not imposed on the basis of income or receipts shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)Buyer, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Company and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body.

(f)In the case of any inquiry, audit, claim for refund, or administrative or judicial proceeding involving any asserted or threatened Tax liability or refund with respect to the Company (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) initiated after the Closing Date that relates to Taxes for which the Sellers are responsible under Sections 7.12., 7.13, or 10.02, the Sellers shall have the right to control the conduct of such Contest at their own expense, but the Buyer shall have the right to participate in such Contest at its own expense, and the Sellers shall (i) keep Buyer fully informed regarding the status of such Contest, (ii) consult with the Buyer with respect to any issues raised in such Contest which could adversely affect the Company or its Affiliates or which could impact Tax periods (or portions thereof) after the Closing and (iii) not be able to settle, compromise and/or concede any portion of such Contest that may affect the Tax liability of the Company for any taxable year (or portion thereof) beginning after the Closing Date without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed; provided, that, that if the Sellers fail to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Sellers of notice of such Contest, the Buyer shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion in good faith. In the event any party receives any notice from a Governmental Body regarding a Contest, such party shall promptly provide the other party with a copy of such notice and all related communications. A party’s failure to give prompt notice shall not constitute a defense (in whole or in part) to any Indemnity Claim by the Indemnified Party against the Indemnifying Party, except and only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnifying Party to defend against or reduce its liability. Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to settle any Contest without the prior written consent of Sellers' Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(g)The Company shall not amend any Tax Returns for periods prior to the Closing Date without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

7.13     Section 338(h)(10) Election.

a.The Sellers shall join with the Buyer in making an election under Section 338(h)(10) of the Code and the Treasury regulations thereunder and any corresponding or similar elections under state, local or foreign Tax law (collectively, the “Section 338(h)(10) Election”) with respect to the acquisition of the Purchased Shares by the Buyer pursuant to this Agreement. The Sellers will include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on the Tax Returns to the extent permitted by applicable law.

(b)    The Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. For purposes of making the Section 338(h)(10) Election, on or prior to the Closing Date, the Sellers shall deliver to the Buyer two copies of IRS Form 8023 (or successor form) and any applicable similar forms required by state or local law fully completed with respect to the purchase of the Purchased Shares by the Buyer and executed by each Seller. The Sellers shall execute and deliver to the Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least sixty (60) days prior to the date such Section 338(h)(10) Election is required to be filed.

(c)    Attached hereto as Schedule 7.13(c) is the allocation of “adjusted gross-up basis” (within the meaning of the Treasury Regulations under Section 338 of the Code), subject to revision to reflect any adjustments to the Purchase Price in accordance with Section 2.03. The Buyer and the Sellers shall file all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and such Schedule 6.04(c) and shall take no tax position contrary thereto unless required to do so by a retroactive amendment to Section 338(h)(10) of the Code after the Closing Date or pursuant to an order of the Internal Revenue Service.

(d)    The Sellers shall be responsible for and shall pay their proportion of any and all Taxes arising as a result of the Section 338(h)(10) Election, including (i) any state or local transfer, sales or use, or similar fees or Taxes, (ii) any income or franchise Taxes imposed on the Company and (iii) any income, franchise or similar taxes imposed by any state, local or foreign taxing authority as a result of any election under Section 338(g) of the Code (or any comparable election under state, local or foreign law) if such state, local or foreign taxing authority does not allow or respect a Section 338(h)(10) Election (or any comparable or resulting election under state, local or foreign law) with respect to the purchase and sale of the Common Stock of the Company as contemplated hereby.

7.14    Earn-Out

(a)Buyer shall keep separate accounting books and records for the Company for all periods applicable to the calculation of the Earn-Out Amount, which accounting books and records shall be in accordance with GAAP, consistently applied in accordance with applicable requirements of law applicable to Buyer. Sellers’ Representative shall be entitled, upon reasonable prior notice and at reasonable times and in accordance with reasonable confidentiality requirements specified by Buyer, to review such accounting books and records and to make and retain copies thereof and extracts therefrom solely for the purpose of the calculation of the Earn-Out Amount, all in a manner consistent with applicable requirements of law applicable to Buyer.

(b)Buyer shall deliver to Sellers’ Representative within sixty (60) days after the first day of the first calendar month after the sixth anniversary of the Closing a notice (a “Buyer’s Earn-Out Notice”) containing the calculation of the Company’s Earn-Out Amount. Unless Sellers’ Representative, within forty-five (45) days after the delivery to him of such Buyer’s Earn-Out Notice, delivers a notice to Buyer stating that Sellers’ Representative objects to any item or computation in connection with the calculation therein, and specifying in reasonable detail the basis for such objection, such calculation as set forth in such Buyer’s Earn-Out Notice shall be binding upon the parties. If Sellers’ Representative and Buyer are unable to agree upon such calculation within thirty (30) days after any timely notice of objection has been given by Sellers’ Representative to Buyer, the Settlement Accountants shall resolve the disputed items or computations and determine the Earn-Out Amount, if any, based on its resolution of the disputed items or computations within thirty (30) days after its acceptance of its appointment. Any determination by the Settlement Accountants shall be binding upon the parties. The fees, costs and expenses of the Settlement Accountants selected in the event of a dispute shall be borne in a manner consistent with that set forth in Section 2.03(d)(ii).

(c)Subject to any amounts to be deducted or withheld pursuant to Section 10.07, Buyer shall pay such Earn-Out Amount, if any, within ten business days after Sellers’ Representative’s acceptance of, or the final resolution by the Settlement Accountants of, such amount by wire transfer of immediately available funds to a bank account in the United States designated by Sellers’ Representative in writing.

(d)If prior to the sixth anniversary of the Closing (the “Earn-Out Period”) Buyer shall sell the business of the Company to an unaffiliated third party such that after giving effect to such sale, (x) neither Buyer nor an Affiliate of Buyer shall own at least a majority of the capital or voting stock of the Company or (y) all or substantially all of the assets of the Company shall have been transferred to one or more Persons who are neither Buyer nor an Affiliate of Buyer (such event, an “Early Trigger Earn-Out Transaction”), then the following provisions shall apply:

(i)    In the case of an Early Trigger Earn-Out Transaction which occurs during the Earn-Out Period, Buyer shall pay to Sellers the Gain on Sale; provided, however, that the portion of the Gain on Sale payable to Sellers shall in no event exceed Twenty Million Dollars ($20,000,000). “Gain on Sale” shall mean the portion of the Enterprise Value which exceeds the sum of (x) $316,500,000, plus (y) all capital invested in the Company following the Closing by Buyer and/or any Affiliate of Buyer.
(ii)    In the event of an Early Trigger Earn-Out Transaction occurring during the Earn-Out Period, Buyer shall deliver to Sellers’ Representative within sixty (60) days after the consummation of the Early Trigger Earn-Out Transaction a notice, certified as correct by an officer of Buyer, containing the calculation of the Gain on Sale (a “Gain on Sale Notice”). Unless the Sellers’ Representative, within forty-five (45) days after the delivery to him of such Gain on Sale Notice, delivers a notice to Buyer stating that the Sellers’ Representative objects to any item or computation in connection with the calculation therein, and specifying in reasonable detail the basis for such objection, such calculation as set forth in the Gain on Sale Notice shall be binding upon the parties, absent fraud. If Buyer and the Sellers’ Representative are unable to agree upon such calculation within thirty (30) days after any timely notice of objection has been given by the Sellers’ Representative to Buyer, the Settlement Accountants shall resolve the disputed items or computations and determine the Gain on Sale, if any, within thirty (30) days after their acceptance of appointment in such capacity. Buyer and Sellers’ Representative shall provide to the Settlement Accountants all work papers and back-up materials relating to the disputed items or computations requested by the Settlement Accountants to the extent reasonably available to Buyer or the Sellers’ Representative or their respective representatives and the review by the Settlement Accountants shall be limited to such disputed items or computations. The Settlement Accountants shall act as an expert, and not as an arbitrator, to calculate, based solely on the written submissions of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, and not by independent investigation, the disputed items or computations and shall be instructed that its calculation (A) must be made in accordance with the historical tax accounting principles used by Buyer and its consolidated tax group for purposes of calculating and reporting to the IRS the Company’s and such group’s income tax liability, and (B) with respect to each disputed item or computation, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Sellers’ Representative in the notice of disagreement and by the Buyer in the Gain on Sale Notice. Any determination by the Settlement Accountants shall be binding upon the parties, absent fraud. The fees, costs and expenses of the Settlement Accountants selected in the event of a dispute shall be borne in a manner consistent with that set forth in Section 2.03(d)(ii).
(iii)    Subject to any amounts to be deducted or withheld pursuant to Section 10.07, Buyer shall pay the Gain on Sale as calculated in accordance with this Section 7.14(d), if any, within ten (10) Business Days after the Sellers’ Representative's acceptance of, or the final resolution by the Settlement Accountants of, the Gain on Sale, by wire transfer of immediately available funds to the Sellers, in proportion to their ownership of the Company at the Closing. Upon payment of the Gain on Sale as provided in this Section 7.14(d), neither the Buyer nor any Affiliate of Buyer shall have any further obligation to pay any Earn-Out Amount.
7.15    Trade Compliance. Sellers agree to fulfill the requirements set forth in Schedule 7.15 hereto.

ARTICLE VIII
CONDITIONS PRECEDENT

8.01
Conditions Precedent to Obligations of Each Party. The obligation of Buyer and Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer and Sellers, to the extent permissible under applicable Law) on or before the Closing Date of the following conditions:

(a)    HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.
(b)     No Restraint. No court or other Governmental Authority having jurisdiction over Buyer, any Seller or the Company shall have issued any Governmental Order which is then in effect and has the effect of restraining or prohibiting the transactions contemplated hereby.
8.02    Conditions Precedent to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Sellers, to the extent permissible under applicable Law) on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties contained in Article VI of this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement.

(b)    Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with.

(c)    Closing Certificate. There shall have been delivered to Sellers a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 8.02(a) and 8.02(b).

(d)    Buyer’s Closing Deliverables. Buyer shall have delivered to Sellers each of the items set forth in Section 3.04.

8.03    Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer, to the extent permissible under applicable Law) on or before the Closing Date of the following conditions:

(a)    Representations and Warranties. The representations and warranties contained in Articles IV and V of this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except for those representations and warranties made as of a particular date, which shall be true and correct as of such date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction contemplated by this Agreement, and  except to the extent that the failure of any such representations and warranties to be true and correct (without giving regard to any materiality qualifications set forth therein) would not reasonably be expected to have a material adverse effect on the Company.

(b)    Performance. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed or complied with.

(c)    Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed by Sellers, confirming the satisfaction of the conditions set forth in Sections 8.03(a) and 8.03(b).

(d)    Sellers’ Closing Deliverables. Buyer shall have delivered to Sellers each of the items set forth in Section 3.03.

ARTICLE IX
TERMINATION

9.01    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
(a)    at any time, by mutual written agreement of Sellers and Buyer;
(b)    at any time after October 16, 2017 (the “Termination Date”), by either party by written notice to the other party if the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach of any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Buyer or Sellers if there shall have been a breach by the other party (which in the case of the right to termination by Buyer, shall include any breach by Seller or the Company) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of the terminating party and (ii) cannot be cured, or has not been cured within [twenty (20) days] (the “Cure Period”), following receipt by the other party of written notice of such breach; or
(d)    by either Buyer or Sellers if a court of competent jurisdiction shall have issued a Governmental Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Governmental Order shall have become final and nonappealable.
9.02    Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.01 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) this Section 9.02 and Article X hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for any intentional breach of this Agreement or Fraud prior to such termination or impair the right of any party to seek specific performance.
ARTICLE X
INDEMNIFICATION

10.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article IV, Article V and Article VI of this Agreement will survive the Closing and will remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided that the representations in Sections 4.03 (Capitalization), 4.17 (Taxes), 5.01 (Execution and Delivery; Valid and Binding Agreement), and 5.02 (Ownership of Shares) (the “Fundamental Representations”) and any matter involving or alleging Fraud or intentional misrepresentation shall survive until the sixtieth (60th) day following the expiration of the statute of limitations for such matters and, provided further, that the representations in Section 4.16 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date. None of the covenants or other agreements contained in this Agreement will survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement will survive the Closing for the period contemplated by its terms. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations. If Buyer or the Sellers, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability and time limitations of this Section 10.01 for such claim will continue until such claim is resolved.

10.02    Indemnification By the Sellers. Subject to the other terms and conditions of this Article X, from and after the Closing, each Seller will indemnify and hold harmless the Buyer and each of the Buyer’s parents, subsidiaries, employees, officers, directors, partners, agents, advisors, representatives, and affiliates (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party based upon, arising, directly or indirectly, out of, with respect to, or by reason of:

i.(i) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article IV or (ii) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article V of this Agreement or any certificate or schedule hereto;
ii.any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Seller pursuant to this Agreement or any certificate or schedule hereto;
iii.any and all Taxes, due or claimed to be due, by any applicable authority in respect of or attributable to any and all periods ending on or before the Closing Date (including the portion of any Straddle Period ending on, and including, the Closing Date), or as a result of the transactions contemplated hereby;
iv.the matter disclosed as item 4 on Schedule 4.12; or
v.any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.
The obligations of the Sellers’ to indemnify and hold the Buyer Indemnified Parties harmless under clause (a)(i), (c) and (d) (and clause (e) with respect to a claim under clause (a)(i), (c) or (d)) shall be joint and several. All other obligations to indemnify and hold the Buyer Indemnified Parties harmless shall be several as to such Seller only.

10.03    Indemnification By the Buyer. Subject to the other terms and conditions of this Article X, the Buyer will indemnify and hold harmless the Company and the Sellers and each of their respective parents, subsidiaries, employees, officers, directors, partners, members, managers, trustees, agents, advisors, representatives, and affiliates (each a “Seller Indemnified Party”), from and against any and all Losses incurred or sustained by, or imposed upon, any Selling Indemnified Party based upon, arising out of, with respect to or by reason of:

i.any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in Article VI this Agreement; or
ii.any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Buyer pursuant to this Agreement.
10.04    Certain Limitations.

i.The indemnification obligations set forth in this Article X shall apply only if the total Losses with respect to such matters exceed the Deductible Amount, provided, that if the aggregate damages exceed the Deductible Amount, the Claiming Party shall only be entitled to recover their Losses in excess of the Deductible Amount. Subject to the provisions of Subsection 10.04(c) below, Selling Parties’ indemnification obligations under this Agreement shall be limited to an aggregate amount equal to the Cap.
ii.For the purpose of determining the amount of Losses resulting from (but not for the purpose of determining the existence of) an inaccuracy or breach of any representation or warranty hereunder, any such inaccuracy or breach shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.
iii.Notwithstanding anything herein to the contrary, the Deductible Amount and the Cap will not apply to any breach of the Fundamental Representations, a breach of the Sellers’ obligations under Section 7.15, or for any matter involving or alleging Fraud or intentional misrepresentation.
iv.Notwithstanding anything herein to the contrary, any claim for Losses payable under this Article X shall be net of any insurance proceeds actually received by such Indemnified Party with respect to such Losses (after deducting the amounts of policy deductibles, self‑insured retentions and any out of pocket costs and expenses incurred in connection with the recovery of such proceeds). If a Claiming Party obtains such recoveries (net of any collection expense) after the Indemnifying Party makes any indemnification payment with respect to the same Losses, then such Claiming Party shall promptly reimburse the Indemnifying Party for the amount of such recoveries it actually received (after deducting therefrom any costs incurred in collecting such insurance proceeds), but not in excess of the sum of (i) aggregate of all amounts previously paid by the Indemnifying Party to or on behalf of the Claiming Party in respect of such Losses and (ii) all other amounts expended by the Indemnifying Party in pursuing or defending any claim arising out of matter(s) giving rise to such Losses.
10.05    Third Party Claims. An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, specifying the amount and nature of such claim. The failure to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice. The Indemnifying Party shall forthwith be entitled to assume the Good Faith Defense of such Third Party Claim at its own expense, provided, that the Claiming

Party may retain its own counsel at the Indemnifying Party’s expense with respect to such Third Party Claim, unless the Claiming Party should have reasonably concluded that the interests of the Claiming Party and the Indemnifying Party do not create a conflict which the Claiming Party reasonably believes would conflict with the Indemnifying Party’s defense thereof. By virtue of the Indemnifying Party’s assumption of the Good Faith Defense of a Third Party Claim, the parties shall be deemed to have agreed as follows: (x) no compromise or settlement of such claims or action may be effected by the Indemnifying Party without the Claiming Party’s consent; and (z) the Claiming Party will have no liability or adverse consequence with respect to any compromise or settlement of such claims or action effected without the Claiming Party’s consent, unless in each instance the settlement involves only payment of money to the other party and a full release of claims against the Claiming Party is provided in such settlement. For purposes hereof, “Good Faith Defense” means legal defense conducted by reputable counsel of good standing selected with the consent of the Claiming Party, which consent shall not be unreasonably withheld or delayed. If a Good Faith Defense is not commenced within ten business days following receipt of notice of the Third Party Claim from the Claiming Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its rights), or upon written notice of the Claiming Party at any time, the Claiming Party may, at its option, settle or defend such claim at the expense of the Indemnifying Party without the consent of the Indemnifying Party. At the Indemnifying Party’s expense (which shall be joint and several if there is more than one), the parties shall provide such cooperation and such access to their books, records and properties as any party shall reasonably request with respect to such matter; and the parties hereto agree to cooperate with each other in all respects in order to ensure the proper and adequate defense thereof and in furtherance of seeking a mutually acceptable solution. With regard to Third Party Claims for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (a) the entry of a judgment against the Claiming Party and the expiration of any applicable appeal period, or if earlier, ten days prior to the date that the judgment creditor has the right to execute the judgment; (b) the entry of an nonappealable judgment or final appellate decision against the Claiming Party; (c) a settlement of the Third Party Claim; or (d) with respect to indemnities for Tax liabilities, upon the issuance of any binding resolution or settlement by a Tax authority. Notwithstanding the foregoing, expenses of counsel to the Claiming Party which are subject to indemnification hereunder shall be reimbursed on a current basis by the Indemnifying Party. All indemnification claims not paid when due shall bear interest at a rate equal to the lesser of the Prime Rate plus 3% per annum or the highest rate permitted by law.

10.06    Notice. In addition to and not in limitation of this Article X, a Claiming Party hereunder shall give prompt written notice to an Indemnifying Party of each claim for indemnification hereunder as to which such Claiming Party proposes to demand indemnification, specifying the amount and nature of such claim. The failure to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby, and then only to the extent of such prejudice.

10.07    Set-off Rights, Etc. Buyer and its Affiliates may, at Buyer’s election, set-off against the Purchase Price Adjustment, the Escrow Amount, and any Earn-Out Amount, for any Losses for which the Sellers or any of their Affiliates may be responsible under this Agreement (provided Buyer shall comply with the procedures in the Escrow Agreement regarding use of the Escrow Amount pay such Losses). In the event Buyer elects to set-off hereunder and the amounts subject to set-off are insufficient to satisfy all Losses as to which claims may be made against such amounts, then Buyer may take any action or exercise any remedy available to it by appropriate legal proceedings to collect same. The indemnification and set-off provisions in this Article X are in addition to, and not in derogation of any statutory, equitable or common law remedy any party may have with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that the finalization and payment of the Purchase Price Adjustment under Article

II shall in no way limit any right of Buyer to be indemnified by Sellers pursuant to this Article X (including, but not limited to, the right of Buyer to be indemnified by Sellers for any breach of or any inaccuracy in any representation or warranty), except no indemnification shall be payable to the extent any such liability is included in such Purchase Price Adjustment.

10.08    Release of Escrow Amount. Within ten (10) Business Days following the date which is twenty-four (24) months after the Closing Date (the “Escrow Release Date”), Sellers shall be entitled to receive from the Escrow Agent an amount equivalent to (i) the Escrow Amount minus (ii) all retentions and reductions to which Buyer is entitled as Purchase Price Adjustment, or any undisputed indemnified claims pursuant to this Article X, minus (iii) any amounts which may be reasonably necessary to satisfy any unresolved indemnity claims theretofore asserted by any Buyer Indemnitee pursuant to this Article X (such amounts relating to such unresolved claims are collectively referred to hereinafter as the “Unresolved Portion”). If there is an Unresolved Portion as of the Escrow Release Date, Escrow Agent shall continue to retain the Unresolved Portion from and after the Escrow Release Date until the resolution of such claims giving rise to the Unresolved Portion, and following the final settlement of each such claim, Sellers shall be entitled to receive the balance, if any, of the Unresolved Portion allocated to such claim.

ARTICLE XI
SELLERS’ REPRESENTATIVE

11.01     Sellers’ Representative Appointment and Duties. Yosef (Joseph) Klein is hereby appointed the exclusive agent, proxy and attorney-in-fact for each of the Sellers and the execution and delivery of this Agreement by each of the Sellers shall constitute the appointment of Yosef (Joseph) Klein as Sellers’ Representative by and the ratification of the Sellers’ Representative’s authority by each such Seller, pursuant to the terms and conditions hereof. The Sellers’ Representative shall have the authority to act for and on behalf of each of the Sellers as provided herein, including (i) to consummate the transactions contemplated herein, including executing and delivering the Escrow Agreement (with such modifications or changes therein as to which the Sellers’ Representative, in its sole discretion, shall have consented); (ii) to receive on behalf of and distribute the Net Purchase Price and any Purchase Price Adjustment to the Sellers; (iii)  to communicate to, and receive all communications and notices from, Buyer and/or the Company; (iv) to do each and every act, implement any decision and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement or the Escrow Agreement; (v) to execute and deliver on behalf of the Sellers any amendment or waiver hereto or to the Escrow Agreement; (vi) to negotiate, settle, compromise and otherwise handle any post-Closing adjustments and all claims for indemnification made by any Buyer Indemnified Party; (vii) to authorize delivery to an Indemnified Party of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by such Indemnified Party; (viii) to object to any deliveries by Buyer hereunder; (ix) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, defend, participate in, settle, dismiss or otherwise terminate, as applicable, any litigation, action, proceeding or investigation relating to the Company, the Purchased Shares, the Sellers, this Agreement, the Escrow Agreement or any of the transactions contemplated by this Agreement or the Escrow Agreement, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such litigation, action, proceeding or investigation; and (x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all actions that the Sellers’ Representative, in his sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the Escrow Agreement. The Sellers’ Representative shall, in this regard, have all of the rights and powers which the Sellers would otherwise have, and the Sellers agree that Buyer and the Company shall be entitled to rely exclusively upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement with respect to any of the foregoing matters. The Sellers’ Representative shall for all purposes be deemed the sole authorized agent of the Sellers until such time as the agency is terminated. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any of the Sellers. All decisions and actions (including documents executed and delivered) by the Sellers’ Representative with respect to the matters described above in this Section 11.01 shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

11.02     Resignation or Removal of the Sellers’ Representative. Subject to the appointment and acceptance of a successor Sellers’ Representative as provided below, the Sellers’ Representative may resign at any time thirty (30) days after giving notice thereof to the Sellers. Upon any such resignation, the Sellers may appoint a successor Sellers’ Representative by a vote of the Persons who were the holders of majority of the outstanding shares of capital stock of the Company (on a fully diluted, as converted basis) as of immediately prior to the Closing. If no successor Sellers’ Representative shall have been appointed by the Sellers and accepted such appointment within twenty (20) days after the retiring Sellers’ Representative’s giving of notice of resignation, then the retiring Sellers’ Representative may, on behalf of the Sellers, appoint a successor. Upon the acceptance of any appointment as the Sellers’ Representative hereunder, such successor Sellers’ Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Sellers’ Representative, and the retiring Sellers’ Representative shall be discharged from its duties and obligations hereunder. After any retiring Sellers’ Representative’s resignation hereunder as the Sellers’ Representative, the provisions of Section 11.01 shall continue in effect for such retiring Sellers’ Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Sellers’ Representative.

ARTICLE XII
MISCELLANEOUS

12.01     Costs and Expenses. Each of the parties to this Agreement shall bear his, her, or its own expenses (including, but not limited to, fees and expenses of counsel, accountants, bankers and other professionals) incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.
12.02    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses, facsimile numbers or e-mail addresses set forth in Schedule 12.02 hereto and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties). Notice shall be effective upon personal delivery or the next business day after being delivered, pre-paid, to a nationally recognized overnight courier for next business day delivery to the appropriate address. Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such notice would, but for this sentence, be effective both as to such party and as to all other Persons to whom copies are provided above to be given.
12.03    Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida. Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding arising out of or relating to this Agreement or any document or agreement delivered in connection with or in furtherance of this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended only in such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by delivery to such party pursuant to Section 12.02 and by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any document or agreement delivered in connection with or in furtherance of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
12.04    Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
12.05    Binding Effect and Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, after the Closing, nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any Affiliate or direct or indirect subsidiary or any Person acquiring the assets, Business, or equity securities of Buyer or its Affiliates or prohibit the assignment of Buyer’s rights (but not obligations) to any lender. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the parties hereto any rights, benefits or obligations hereunder.
12.06    Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.
12.07    Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one schedule shall be deemed restricted only to the section to which such disclosure specifically relates except (i) where there is an explicit cross-reference to another schedule, or (ii) to the extent, based on the substance of the disclosure on its face, its relevance to other representations and warranties in the Agreement is readily apparent, notwithstanding the omission of a cross-reference thereto.

12.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or PDF shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
12.09    References and Construction. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, as applicable; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein and attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. All references to days shall be to calendar days unless Business Days are specified. All references to “dollars” or “$” shall mean United States Dollars
12.10    Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement.
12.11    Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall recover from the other party or parties reasonable attorneys’ fees (and Taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.
12.12    Acknowledgment of Sellers. Each Seller represents to Buyer that each is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that each Seller has read this Agreement and that he understands its terms. Each Seller acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice and to negotiate at arm’s-length with Buyer as to its contents with such counsel.
12.13    Further Assurances. Following the Closing, Sellers and Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement, including, without limitation, to obtain any items required by Article III not obtained as of Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed as of the Effective Date.

SELLERS:

/s/ YOSEF KLEIN
Yosef (Joseph) Klein, individually and as Sellers’ Representative

/s/ CARMELA KLEIN
Carmela Klein, individually

/s/ CARMELA KLEIN
Carmela Klein, Trustee of the Carmela Klein Exempt Trust under the Yosef Klein 2008 Irrevocable Delaware Trust, dated September 5, 2008

/s/ YOSEF KLEIN
Yosef Klein, Trustee of the Carmela Klein 2010 Irrevocable Delaware Trust, dated April 1, 2010

COMPANY:

AeroAntenna Technology, Inc., a California corporation

By:   /s/ YOSEF KLEIN
        Yosef (Joseph) Klein, President

BUYER:

HEICO Electronic Technologies, Corp., a Florida corporation

By:   /s/ VICTOR H. MENDELSON
        Victor H. Mendelson, President

[SIGNATURE PAGE OF STOCK PURCHASE AGREEMENT]